Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among:

AVATECH SOLUTIONS, INC.,
a Delaware corporation;

ASRW ACQUISITION SUB, INC.,
a Delaware corporation;

RAND WORLDWIDE, INC.,
a Delaware corporation; and

RWWI HOLDINGS LLC,
a Delaware limited liability company

Dated as of August 17, 2010

(continued)

(continued)

(continued)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 17, 2010, by and among Avatech Solutions, Inc., a Delaware corporation (“Avatech”); ASRW Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Avatech (“Merger Sub”); Rand Worldwide, Inc., a Delaware corporation (“Merger Partner”); and RWWI Holdings LLC, a Delaware limited liability company and sole stockholder of Merger Partner (the “Designator”), with its principal office located in Massachusetts.  Certain capitalized terms used in this Agreement are defined in Exhibit A hereto.

RECITALS

A.           Avatech and Merger Partner intend to enter into a business combination transaction pursuant to which Merger Sub will merge with and into Merger Partner (the “Merger”) in accordance with and subject to the terms of this Agreement and the DGCL, as a result of which Merger Partner will become a wholly-owned subsidiary of Avatech.

B.           Avatech and Merger Partner intend that the Merger qualify as a tax-free reorganization within the meaning of Section 368 of the Code.

C.           The Merger Shares will be issued by Avatech in reliance upon the exemption from U.S. federal securities registration afforded by the provisions of Regulation D as promulgated by the SEC under the Securities Act.

D.           The board of directors of Avatech (i) has determined that the Merger is fair to, and in the best interests of, Avatech and its stockholders and (ii) has approved this Agreement, the Merger, the issuance of shares of Avatech Common Stock to the sole stockholder of Merger Partner pursuant to the terms of this Agreement, and the other Contemplated Transactions.

E.            The board of directors of Merger Partner (i) has determined that the Merger is advisable and fair to, and in the best interests of, Merger Partner and its sole stockholder, (ii) has approved this Agreement, the Merger and the other Contemplated Transactions and has deemed this Agreement advisable and (iii) has approved and determined to recommend the adoption of this Agreement to the sole stockholder of Merger Partner.

AGREEMENT

The Parties to this Agreement, intending to be legally bound, agree as follows:

1.            DESCRIPTION OF TRANSACTION

1.1          The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into Merger Partner, the separate existence of Merger Sub shall cease, and Merger Partner shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2          Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Partner and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Partner and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.3          Closing; Effective Time.  Subject to the satisfaction or waiver of the conditions set forth in Sections 5, 6 and 7 of this Agreement, the consummation of the Merger (the “Closing”) shall take place at the offices of Edwards Angell Palmer & Dodge LLP, 111 Huntington Avenue, Boston, Massachusetts 02199 contemporaneously with the execution of this Agreement and the adoption of this Agreement by the Designator, as the sole stockholder of Merger Partner, and Avatech, as the sole stockholder of Merger Sub.  The date on which the Closing actually takes place is referred to as the “Closing Date.”  At the Closing, the Parties hereto shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a Certificate of Merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in a form reasonably acceptable to Avatech and Merger Partner. The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be agreed upon by Avatech and Merger Partner and specified in such Certificate of Merger (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4          Certificate of Incorporation and Bylaws.  At the Effective Time:

(a)           the Certificate of Incorporation of Merger Partner shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such Certificate of Incorporation; and

(b)           the bylaws of Merger Partner shall be the bylaws of the Surviving Corporation until thereafter amended, if at all, as provided by the DGCL and such bylaws.

1.5          Conversion of Merger Partner Shares.

(a)           At the Effective Time, by virtue of the Merger and without any further action on the part of Avatech, Merger Partner or the sole stockholder of Merger Partner:

(i)           any shares of Merger Partner Common Stock held as treasury stock or held or owned by Merger Partner immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii)           subject to Section 1.5(b), each share of Merger Partner Common Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.5(a)(i)) shall be converted into the right to receive (A) 28,800,022 shares of Avatech Common Stock (the “Initial Merger Shares”) plus (B) that number of shares of Avatech Common Stock (the “Escrowed Shares”) equal to 150% of the shares of Avatech Common Stock into which the outstanding shares of Avatech Series D Preferred Stock and Avatech Series E Preferred Stock (collectively, the “Outstanding Preferred Shares”) could be converted as of immediately following the Effective Time after giving effect to the issuance of the shares of Avatech Common Stock pursuant to (A) above (the Initial Merger Shares and the Escrowed Shares are collectively referred to herein as the “Merger Shares”).

(b)           No fractional shares of Avatech Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any fractional share of Avatech Common Stock that would otherwise be issued in connection with the Merger shall be rounded up to a whole share.

(c)           Each share of Common Stock, $.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, $0.001 par value per share, of the Surviving Corporation. Each outstanding stock certificate evidencing ownership of shares of Common Stock of Merger Sub shall, as of the Effective Time, evidence ownership of shares of Common Stock of the Surviving Corporation.

1.6          Closing of Merger Partner’s Transfer Books.  At the Effective Time: (a) all shares of Merger Partner Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and all holders of certificates representing shares of Merger Partner Common Stock (a “Merger Partner Stock Certificate”) that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of Merger Partner except as otherwise provided herein; and (b) the stock transfer books of Merger Partner shall be closed with respect to all shares of Merger Partner Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Merger Partner Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a Merger Partner Stock Certificate is presented to the Surviving Corporation, such Merger Partner Stock Certificate shall be canceled and no consideration shall be payable therefor.

1.7          Surrender of Certificates.  At the Closing, the sole holder of Merger Partner Common Stock shall deliver to Avatech a Merger Partner Stock Certificate representing all of the outstanding shares of Merger Partner Common Stock in exchange for (a) a certificate representing the Initial Merger Shares and (b) a certificate representing the Escrowed Shares (the “Escrowed Shares Certificate”); provided, however, that custody of the Escrow Shares Certificate shall be retained by Avatech until the date that is eighteen (18) months after the Closing Date (the “Escrow Period”), at which time Avatech shall deliver to the Designator a stock certificate evidencing that number of Escrowed Shares that have not been surrendered pursuant to Section 5.6 hereof.

1.8          Further Action.  If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Partner, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their commercially reasonable efforts (in the name of Merger Partner and otherwise) to take such action.

1.9          Tax Consequences.  For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The Parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

2.           REPRESENTATIONS AND WARRANTIES OF MERGER PARTNER

Except as Disclosed (as defined below), Merger Partner makes the following representations and warranties to Avatech and Merger Sub, as of the date hereof and as of the Closing Date.  For purposes of this Agreement, the term “Disclosed” means disclosed in the written information included in the written disclosure schedule (a “Schedule”) delivered or made available by a party to this Agreement to another party, which describe in reasonable detail the matters contained therein.  Each disclosure made in a Schedule shall specifically reference each Section of this Agreement under which such disclosure is made.  Information required to be disclosed in a Schedule with respect to one Section may be incorporated by reference into another Schedule required by this Agreement.  Merger Partner’s Schedule is referred to herein as the “Merger Partner Disclosure Schedule”.

2.1          Due Organization; Subsidiaries; Etc.

(a)           Merger Partner is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with the corporate power and authority to carry on its business as now being conducted and as currently proposed to be conducted.

(b)           Except as Disclosed in Part 2.1(b) of the Merger Partner Disclosure Schedule, Merger Partner has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “Rand Worldwide, Inc.”

(c)           Merger Partner is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions Disclosed in Part 2.1(c) of the Merger Partner Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Merger Partner Material Adverse Effect. Merger Partner is in good standing as a foreign corporation in each of the jurisdictions Disclosed in Part 2.1(c) of the Merger Partner Disclosure Schedule.

(d)           Part 2.1(d) of the Merger Partner Disclosure Schedule accurately sets forth (i) the names of the members of the board of directors of Merger Partner, (ii) the names of the members of each committee of the board of directors of Merger Partner and (iii) the names and titles of Merger Partner’s officers.

(e)           Merger Partner has no direct or indirect ownership of any capital stock of, or other voting securities or equity interests in, any Entity except for the Entities Disclosed in Part 2.1(e) of the Merger Partner Disclosure Schedule.  Neither Merger Partner nor any Merger Partner Subsidiary has agreed or is obligated to make any future investment in or capital contribution to any Entity.  Except as Disclosed in Part 2.1(e) of the Merger Partner Disclosure Schedule, neither Merger Partner nor any Merger Partner Subsidiary has guaranteed or is responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity or other financial interest.

(f)           Part 2.1(f) of the Merger Partner Disclosure Schedule sets forth a true and complete list of each Merger Partner Subsidiary and the jurisdiction of its organization.  Each of the Merger Partner Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with the power and authority to carry on its business as now being conducted and as currently proposed to be conducted.  Part 2.1(f) of the Merger Partner Disclosure Schedule identifies all jurisdictions in which each Merger Partner Subsidiary is qualified, authorized, registered or licensed to do business as a foreign Entity, except where the failure to be so qualified, authorized, registered or licensed, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Merger Partner Material Adverse Effect, and each Merger Subsidiary is in good standing in such jurisdictions, except where the failure to be in good standing, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Merger Partner Material Adverse Effect.

2.2          Certificate of Incorporation and Bylaws; Records.  Merger Partner has delivered or made available to Avatech accurate and complete copies of:  (a) Merger Partner’s certificate of incorporation (as amended and restated, the “Merger Partner Certificate of Incorporation”) and bylaws, including all amendments thereto; (b) the stock records of Merger Partner; (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of Merger Partner, the board of directors of Merger Partner and all committees of the board of directors of Merger Partner since November 1, 2007 and of Rand A Technology Corporation from January 1, 2005 through November 1, 2007 (the items described in (a) and (b) above, collectively, the “Merger Partner Constituent Documents”); and (d) the governing documents of Rand A Technology Corporation, Rand Worldwide U.S. Holdings, Inc., Rand Technologies of Michigan and Rand Imaginit Technologies, Inc. and all amendments thereto (the “Merger Partner Subsidiary Constituent Documents”). Since November 1, 2007, there have been no formal meetings or actions taken by written consent or otherwise without a meeting of the stockholders of Merger Partner, the board of directors of Merger Partner or any committee of the board of directors of Merger Partner that are not fully reflected in the minutes and other records delivered or made available to Avatech pursuant to clause (c) above. There has not been any violation in any material respect of the Merger Partner Constituent Documents or the Merger Partner Subsidiary Constituent Documents, and neither Merger Partner nor any of the Merger Partner Subsidiaries has taken any action that is inconsistent in any material respect with the Merger Partner Constituent Documents or any Merger Partner Subsidiary Constituent Documents, respectively, except, in the case of the Merger Partner Subsidiaries, for any actions, individually or in the aggregate, that have not had and would not reasonably be expected to have, a Merger Partner Material Adverse Effect.  Except as disclosed in Part 2.2 of the Merger Partner Disclosure Schedule, the books of account, stock records, minute books and other records of Merger Partner and of each Merger Partner Subsidiary are accurate, up to date and complete in all material respects, and have been maintained in accordance with prudent business practices.

2.3          Capitalization, Etc.

(a)           The authorized capital stock of Merger Partner consists of one hundred (100) shares of Merger Partner Common Stock. Ten (10) shares of Merger Partner Common Stock are issued and outstanding, and such shares represent all of the issued and outstanding shares of capital stock of Merger Partner.  All of the outstanding shares of Merger Partner Common Stock have been duly authorized and validly issued, are fully paid and non assessable, and are held, beneficially and of record, by the Designator free and clear of all Encumbrances.

(b)           There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of Merger Partner; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of Merger Partner; (iii) Contract under which Merger Partner is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of Merger Partner; or (iv) condition or circumstance that would give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Merger Partner. Merger Partner has not issued any debt securities which grant the holder thereof any right to vote on, or veto, any action of Merger Partner.

(c)           All outstanding shares of Merger Partner Common Stock have been issued and granted in compliance with (i) all applicable federal and state securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in the Merger Partner Constituent Documents and applicable Contracts.

(d)           All securities of Merger Partner Subsidiaries have been issued and granted in compliance in all material respects with (i) all applicable federal and state securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in the Merger Partner Subsidiary Constituent Documents and applicable Contracts.

2.4          Financial Statements.

(a)           Merger Partner has delivered or made available to Avatech the following financial statements and notes (collectively, the “Merger Partner Financial Statements”):

(i)           the audited balance sheet of Merger Partner for each of the two years ended October 31, 2009 (the “Merger Partner Audited Balance Sheet”) and the related audited statement of operations, statement of stockholders’ equity and statement of cash flows of Merger Partner for the two years ended October 31, 2009, together with the notes thereto and the report and opinion of PricewaterhouseCoopers LLP relating thereto; and

(ii)           the unaudited balance sheet of Merger Partner as of April 30, 2010 (the “Merger Partner Balance Sheet”) and the related unaudited statement of operations and statement of cash flows of Merger Partner for the six (6) months then ended.

(b)           The Merger Partner Financial Statements are accurate and complete in all material respects and present fairly the financial position of Merger Partner as of the respective dates thereof and the consolidated results of operations and cash flows of Merger Partner for the periods covered thereby. Except as may be indicated in the notes to the Merger Partner Financial Statements, the Merger Partner Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments).

(c)           Except as Disclosed in Part 2.4(c) of the Merger Partner Disclosure Schedule, to the Knowledge of Merger Partner the Merger Partner Financial Statements meet the requirements of the SEC’s Regulation S-X in all material respects as if Merger Partner was subject thereto.  For purposes of this Section 2.4(c), the term “Knowledge” shall be limited to the Knowledge of Marc Dulude, Greg Magoon and Lori Henderson.

2.5          Absence of Changes.  Other than in connection with the LLC Merger, since the date of the Merger Partner Balance Sheet:

(a)           there has not been any Merger Partner Material Adverse Effect, and no event has occurred that will, or would reasonably be expected to, cause a Merger Partner Material Adverse Effect;

(b)           there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of Merger Partner or any Merger Partner Subsidiary (whether or not covered by insurance);

(c)           Merger Partner has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities;

(d)           Merger Partner has not sold, issued, granted or authorized the issuance of (i) any capital stock or other securities of Merger Partner; (ii) any option, call or right to acquire any capital stock or any other security of Merger Partner; (iii) any instrument convertible into or exchangeable for any capital stock or other security of Merger Partner; or (iv) reserved for issuance any additional grants or shares under the Merger Partner Stock Option Plan;

(e)           Merger Partner has not amended or waived any of its rights under, or permitted the acceleration of vesting under, the Merger Partner Stock Option Plan, any Merger Partner Option or agreement evidencing or relating to any outstanding stock option or warrant, any restricted stock purchase agreement, or any other Contract evidencing or relating to any equity award;

(f)           there has been no amendment to the certificate of incorporation or bylaws of Merger Partner or any Merger Partner Subsidiary and Merger Partner has not effected or been a party to any merger, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g)           Merger Partner has not formed any Subsidiary of Merger Partner or acquired any equity interest or other interest in any other Entity;

(h)           except as Disclosed in Part 2.5(h) of the Merger Partner Disclosure Schedule, neither Merger Partner nor any Merger Partner Subsidiary has made any capital expenditure which, when added to all other capital expenditures made on behalf of Merger Partner or any Merger Partner Subsidiary since the date of the Merger Partner Balance Sheet, exceeds $75,000;

(i)           except as Disclosed in Part 2.5(i) of the Merger Partner Disclosure Schedule, neither Merger Partner nor any Merger Partner Subsidiary has (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $75,000 in the aggregate, other than in the Ordinary Course of Business, or (B) the purchase or sale of any product, or performance of services by or to Merger Partner or any Merger Partner Subsidiary having a value in excess of $75,000 in the aggregate, other than in the Ordinary Course of Business, or (ii) waived any right or remedy under any material Contract, or amended or prematurely terminated any material Contract;

(j)           neither Merger Partner nor any Merger Partner Subsidiary has (i) acquired, leased or licensed any material right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any material right or other asset to any other Person, or (iii) waived or relinquished any material right, except for rights or assets acquired, leased, licensed or disposed of in the Ordinary Course of Business;

(k)           neither Merger Partner nor any Merger Partner Subsidiary has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness, other than in the Ordinary Course of Business;

(l)            except as Disclosed in Part 2.5(l) of the Merger Partner Disclosure Schedule, neither Merger Partner nor any Merger Partner Subsidiary has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the Ordinary Course of Business;

(m)          except as Disclosed in Part 2.5(m) of the Merger Partner Disclosure Schedule, neither Merger Partner nor any Merger Partner Subsidiary has (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the Ordinary Course of Business), (ii) incurred or guaranteed any indebtedness for borrowed money in the aggregate in excess of $75,000 or (iii) issued or sold any debt securities or options, warrants, calls or similar rights to acquire any debt securities of Merger Partner or any Merger Partner Subsidiary;

(n)           except as Disclosed in Part 2.5(n) of the Merger Partner Disclosure Schedule, neither Merger Partner nor any Merger Partner Subsidiary has (i) established or adopted any employee benefit plan, (ii) paid any bonus or made any profit sharing, incentive compensation or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees with an annual salary in excess of $100,000, or (iii) hired any new employee having an annual salary in excess of $100,000;

(o)           neither Merger Partner nor any Merger Partner Subsidiary has changed any of its personnel policies or other business policies, or any of its methods of accounting or accounting practices in any material respect;

(p)           neither Merger Partner nor any Merger Partner Subsidiary has threatened, commenced or settled any material Legal Proceeding;

(q)           neither Merger Partner nor any Merger Partner Subsidiary has entered into any transaction or taken any other action outside the Ordinary Course of Business, other than entering into this Agreement and the Contemplated Transactions;

(r)            neither Merger Partner nor any Merger Partner Subsidiary has paid, discharged or satisfied any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction of non-material amounts in the Ordinary Course of Business or as required by any Merger Partner or Merger Partner Subsidiary Contract or Legal Requirement; and

(s)           neither Merger Partner nor any Merger Partner Subsidiary has agreed to take, or committed to take, any of the actions referred to in clauses (c) through (r) of this Section 2.5.

2.6          Title to Assets.  Except as Disclosed in Part 2.6 of the Merger Partner Disclosure Schedule, Merger Partner and each Merger Partner Subsidiary owns, and has good, valid and marketable title to, all assets (tangible and intangible) purported to be owned by it. All of such assets are owned by Merger Partner or the applicable Merger Partner Subsidiary free and clear of any Encumbrances, except for (y) any lien for current Taxes not yet due and payable, and (z) minor liens that have arisen in the Ordinary Course of Business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Merger Partner or the applicable Merger Partner Subsidiary.

2.7          Bank Accounts; Receivables.

(a)           Part 2.7(a) of Merger Partner Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of Merger Partner or any Merger Partner Subsidiary at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of May 31, 2010 and the names of all individuals authorized to draw on or make withdrawals from such accounts.

(b)           All existing accounts receivable of Merger Partner or any Merger Partner Subsidiary (including those accounts receivable reflected on the Merger Partner Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the Merger Partner Balance Sheet and have not yet been collected) (i) represent valid obligations of customers of Merger Partner or any Merger Partner Subsidiary arising from bona fide transactions entered into in the Ordinary Course of Business, and (ii) are current and are expected to be collected in full when due, without any counterclaim or set off, net of applicable reserves for bad debts on the Merger Partner Balance Sheet.

2.8          Equipment; Leasehold.

(a)           All items of equipment and other tangible assets owned by or leased to Merger Partner or any Merger Partner Subsidiary (i) are adequate for the uses to which they are being put and (ii) are adequate for the conduct of the businesses of Merger Partner and Merger Partner Subsidiaries in the manner in which such businesses are currently being conducted and as they are proposed to be conducted.

(b)           Neither Merger Partner nor any Merger Partner Subsidiary owns any real property or any interest in real property, except for the leasehold interest created under the real property leases Disclosed in Part 2.8(b) of the Merger Partner Disclosure Schedule. All premises leased or subleased by Merger Partner or any Merger Partner Subsidiary are supplied with utilities and other services necessary for the operation of their respective businesses.

2.9          Intellectual Property.

(a)           To the Knowledge of Merger Partner, Merger Partner and/or Merger Partner Subsidiaries own Intellectual Property Rights, or otherwise have the necessary rights or licenses under Intellectual Property Rights owned by third parties, necessary for the conduct of the business of Merger Partner and Merger Partner Subsidiaries as currently conducted and expected to be conducted subsequent to the Contemplated Transactions.  Except as Disclosed in Part 2.9(a) of the Merger Partner Disclosure Schedule, neither the execution, delivery, or performance of this Agreement (or any of the agreements contemplated by this Agreement) nor the consummation of any of the Contemplated Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Encumbrance on, any Merger Partner IP Rights or Merger Partner Licensed IP; (ii) a breach by Merger Partner or any Merger Partner Subsidiary of any Merger Partner IP Rights Agreement; (iii) a right to terminate a Merger Partner IP Rights Agreement or result in the change of any material term or require the payment of any additional fees under such a Merger Partner IP Rights Agreement; (iv) the release, disclosure, or delivery of any source code of any Merger Partner Software Products by or to any escrow agent or other Person; or (v) the grant, assignment, or transfer to any other Person, or otherwise change the ownership, status, effectiveness, validity and/or other disposition, of any license or other right or interest under, to, or in any of Merger Partner IP Rights and/or Merger Partner Licensed IP.

(b)           No infringement, misappropriation, or similar claim or Legal Proceeding is pending or, to Merger Partner’s Knowledge, threatened against Merger Partner or any Merger Partner Subsidiary or against any other Person who may be entitled to be indemnified, defended, held harmless, or reimbursed by Merger Partner or any Merger Partner Subsidiary with respect to such claim or Legal Proceeding, and Merger Partner has no Knowledge of any set of facts which should reasonably lead it to believe that any claim is likely or threatened.  To Merger Partner’s Knowledge, the operation of Merger Partner’s and Merger Partner Subsidiaries’ businesses, as currently conducted, does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any Person.  To Merger Partner’s Knowledge, no Person is infringing, misappropriating, or violating the Merger Partner IP Rights.  Except as Disclosed in Part 2.9(b) of the Merger Partner Disclosure Schedule, neither Merger Partner nor any Merger Partner Subsidiary has received since November 1, 2007 any unresolved written claim challenging the scope, ownership, validity, or enforceability of the Merger Partner IP Rights or of Merger Partner’s or Merger Partner Subsidiaries’ rights under the Merger Partner Licensed IP.

(c)           Merger Partner and/or Merger Partner Subsidiaries hold all right, title and interest in and to the Merger Partner IP Rights, free and clear of any Encumbrances.  Except as Disclosed in Part 2.9(c) of the Merger Partner Disclosure Schedule, to the Knowledge of Merger Partner no Person has any claim or interest in any Merger Partner IP Rights by reason of such Person’s participation in the creation of such Merger Partner IP Rights.  Other than (i) the agreements that are Disclosed in Part 2.9(c) of the Merger Partner Disclosure Schedule and (ii) non-exclusive licenses granted to customers in the Ordinary Course of Business, Merger Partner and Merger Partner Subsidiaries have not granted any Person any rights to or under the Merger Partner IP Rights, Merger Partner Licensed IP, and Merger Partner Software Products.

(d)           Part 2.9(d) of the Merger Partner Disclosure Schedule contains, as of the date of this Agreement, a true and complete list of all Merger Partner Registered IP.  Merger Partner and Merger Partner Subsidiaries have taken all actions necessary to maintain the Merger Partner Registered IP, including as applicable payment of applicable maintenance fees, filing of applicable statements of use, timely response to office actions, and all assignments of the Merger Partner Registered IP have been duly recorded with the appropriate Governmental Bodies (or, with respect to domain name registrations, the applicable domain name registrar or agent).  None of the Merger Partner Registered IP has been adjudged invalid or unenforceable in whole or part and, to the Knowledge of Merger Partner, all Merger Partner Registered IP is valid and enforceable.

(e)           Part 2.9(e) of the Merger Partner Disclosure Schedule contains a true and complete list of all licenses and other Contracts pursuant to which Merger Partner and Merger Partner Subsidiaries have been granted the Merger Partner Licensed IP, including with respect to any embodiments of the Intellectual Property Rights underlying such Merger Partner IP Licenses such as software, that is either (A)  incorporated into or distributed with any Merger Partner Software Product or necessary of the use or distribution of such Merger Partner Software Product or (B) used or held for use by Merger Partner for any other purpose (excluding, for purposes of clause (B) only, any generally commercially available, non-customized software programs non-exclusively licensed by Merger Partner on standard terms).

(f)            Merger Partner and Merger Partner Subsidiaries have taken commercially reasonable steps to protect their trade secret rights in the Merger Partner IP Rights and to protect any confidential information provided to them by any other Person under obligation of confidentiality.  Without limitation of the foregoing, Merger Partner and Merger Partner Subsidiaries have not, to Merger Partner’s Knowledge, made any of their trade secrets or other confidential or proprietary information that they intended to maintain as confidential (including source code with respect to Merger Partner Software Products) available to any other Person except pursuant to written agreements, or other legally binding obligations, requiring such Person to maintain the confidentiality of such information or materials.

(g)           Merger Partner and Merger Partner Subsidiaries have obtained from all Persons who are or were involved in the creation or development of any portion of any Merger Partner Software Product (other than software licensed from third parties and distributed with or incorporated into Merger Partner Software Products as listed on Parts 2.9(e) or 2.9(i) of the Merger Partner Disclosure Schedule), or of any Merger Partner IP Rights, valid and enforceable agreement containing an assignment of Intellectual Property Rights to Merger Partner or a Merger Partner Subsidiary and confidentiality provision protecting trade secrets and confidential information of Merger Partner IP Rights, except where the failure to obtain such agreement, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Merger Partner Material Adverse Effect.  Except as Disclosed in Part 2.9(g) of the Merger Partner Disclosure Schedule, neither Merger Partner nor any of Merger Partner Subsidiaries is obligated to provide any consideration to any third party with respect to any exercise of rights by Merger Partner or any of Merger Partner Subsidiaries, or any successor to Merger Partner or Merger Party Subsidiaries, in any Merger Partner IP Rights, including with respect to the distribution or license of the Merger Partner Software Products.

(h)           Part 2.9(h) of the Merger Partner Disclosure Schedule contains a true and complete list of all Merger Partner Software Products.

(i)            Except as Disclosed in Part 2.9(i) of the Merger Partner Disclosure Schedule, there are no pending disputes regarding (i) the scope of any Contracts under which Merger Partner and/or Merger Partner Subsidiaries (A) license Merger Partner Software Products or Merger Partner IP Rights or (B) provide customization, configuration, maintenance, or implementation services with respect to Merger Partner Software (collectively, “Merger Partner License and Service Agreements”), (ii) Merger Partner’s, Merger Partner Subsidiaries’, or their agents’ performance under any Merger Partner License and Service Agreements, or (iii) payment made or received under any Merger Partner License and Service Agreements, except where such disputes have not, individually or in the aggregate, had, and would not, individually or in the aggregate, reasonably be expected to have, a Merger Partner Material Adverse Effect.  Except as would not, individually or in the aggregate, reasonably be expected to have a Merger Partner Material Adverse Effect, no parties to the Merger Partner License and Service Agreements are in material breach thereof.

2.10           Contracts.

(a)           Part 2.10(a) of the Merger Partner Disclosure Schedule identifies each of the following Merger Partner Contracts:

(i)           each Merger Partner Contract relating to the employment of, or the performance of employment-related services by, any employee at the vice president level or above, consultant or independent contractor;

(ii)          each Merger Partner Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Intellectual Property or Merger Partner IP Rights or Merger Partner Licensed IP;

(iii)         each Merger Partner Contract imposing any restriction on Merger Partner’s or any Merger Partner Subsidiary’s right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to, or perform any services for, any other Person or to transact business or deal in any other manner with any other Person, or (C) to develop or distribute any technology;

(iv)         each Merger Partner Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

(v)         each Merger Partner Contract relating to the creation of any Encumbrance with respect to any asset of Merger Partner or any Merger Partner Subsidiary;

(vi)         each Merger Partner Contract involving or that contemplates or requires any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

(vii)        each Merger Partner Contract creating or relating to any collaboration or joint venture or any sharing of technology, revenues, profits, losses, costs or liabilities, including Merger Partner Contracts involving investments by Merger Partner in, or loans by Merger Partner to, any other Entity;

(viii)       each Merger Partner Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, or otherwise involving as a counterparty, any Merger Partner Related Party;

(ix)         each Merger Partner Contract relating to indebtedness for borrowed money;

(x)          each Merger Partner Contract relating to the acquisition or disposition by Merger Partner or any Merger Partner Subsidiary of any operating business, material asset, capital stock or equity interest of Merger Partner, any Merger Partner Subsidiary or any other Person that has not been consummated or that has been consummated but contains representations, covenants, guaranties, indemnities or other obligations on the part of Merger Partner or any Merger Partner Subsidiary that remain in effect;

(xi)         any other Merger Partner Contract pursuant to which Merger Partner or any Merger Partner Subsidiary is required to actively perform that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 in the aggregate, other than in the Ordinary Course of Business, (B) the purchase or sale of any product, or performance of services by or to Merger Partner or any Merger Partner Subsidiary having a value in excess of $50,000 in the aggregate, other than in the Ordinary Course of Business, or (C) a term of more than sixty (60) days and that may not be terminated by Merger Partner or the applicable Merger Partner Subsidiary (without penalty) within sixty (60) days after the delivery of a termination notice by Merger Partner or the applicable Merger Partner Subsidiary, other than in the Ordinary Course of Business;

(xii)        each Merger Partner Contract with any Person, including without limitation any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Merger Partner or any Merger Partner Subsidiary in connection with the Contemplated Transactions.

(b)           Merger Partner has delivered or made available to Avatech accurate and complete (except for applicable redactions thereto) copies of all written Merger Partner Contracts, including all amendments thereto. There are no Merger Partner Contracts that are not in written form. Each Merger Partner Contract is valid and in full force and effect, is enforceable by Merger Partner or the applicable Merger Partner Subsidiary in accordance with its terms, and after the Effective Time will continue to be legal, valid, binding and enforceable on identical terms. Except as Disclosed in Part 2.10(b) of the Merger Partner Disclosure Schedule, the consummation of the Contemplated Transactions shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from Merger Partner or any Merger Partner Subsidiary, the Surviving Corporation or Avatech or any Avatech Subsidiary to any Person under any Merger Partner Contract or give any Person the right to terminate or alter the provisions of any Merger Partner Contract.

(c)           Except as Disclosed in Part 2.10(c) of the Merger Partner Disclosure Schedule, neither Merger Partner nor any Merger Partner Subsidiary has materially violated or breached, or committed any material default under, any Merger Partner Contract, and, to the Knowledge of Merger Partner, no other Person has violated or breached, or committed any default under, any Merger Partner Contract.

(d)           No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (i) result in a material violation or breach of any of the provisions of any Merger Partner Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Merger Partner Contract, (iii) give any Person the right to accelerate the maturity or performance of any Merger Partner Contract, or (iv) give any Person the right to cancel, terminate or modify any Merger Partner Contract.

(e)           Except as Disclosed in Part 2.10(e) of the Merger Partner Disclosure Schedule, neither Merger Partner nor any Merger Partner Subsidiary has received any written notice or other communication regarding any actual or possible violation or breach of, or default under, any Merger Partner Contract.

(f)           Neither Merger Partner nor any Merger Partner Subsidiary has waived any material rights under any Merger Partner Contract.

(g)           No Person is renegotiating, or has a right pursuant to the terms of any Merger Partner Contract to renegotiate, any amount paid or payable to Merger Partner or any Merger Partner Subsidiary under any Merger Partner Contract or any other material term or provision of any Merger Partner Contract.

(h)           There are no proposed Contracts that remain under consideration by Merger Partner, except for a Contract entered into in the Ordinary Course of Business, as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by Merger Partner or any Merger Partner Subsidiary (other than term sheets provided by Merger Partner or a Merger Partner Subsidiary or to Merger Partner or a Merger Partner Subsidiary by any third party related to the subject matter of this transaction).

(i)           Part 2.10(i) of the Merger Partner Disclosure Schedule provides an accurate and complete list of all Consents required under any Merger Partner Contract to consummate the Merger and the other Contemplated Transactions.

2.11       Liabilities; Fees, Costs and Expenses.  Neither Merger Partner nor any Merger Partner Subsidiary has any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (i) liabilities identified in the “liabilities” column of the Merger Partner Balance Sheet; (ii) accounts payable or accrued salaries that have been incurred in the Ordinary Course of Business; (iii) liabilities under Merger Partner Contracts Disclosed in Part 2.11 of the Merger Partner Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Merger Partner Contracts; (iv) liabilities that have arisen since the date of the Merger Partner Balance Sheet in the Ordinary Course of Business; (v) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet and (vi) liabilities which, individually or in the aggregate, have not, and would not reasonably be expected to, result in a Merger Partner Material Adverse Effect.

2.12      Compliance with Legal Requirements.  Merger Partner and each Merger Partner Subsidiary are, and since November 1, 2007 have been, in compliance in all material respects with all applicable Legal Requirements, except where any such noncompliance, individually or in the aggregate, has not, and would not reasonably be expected to, result in a Merger Partner Material Adverse Effect. Except as Disclosed in Part 2.12 of the Merger Partner Disclosure Schedule, Merger Partner has not received, since November 1, 2007, any written notice or other communication from any Governmental Body or any other Person regarding (a) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, except as has not, and would not reasonably be expected to, result in a Merger Partner Material Adverse Effect, or (b) any actual, alleged, possible or potential obligation on the part of Merger Partner or the applicable Merger Partner Subsidiary to undertake, or to bear all or any portion of the cost of, any material cleanup or any material remedial, corrective or responsive action of any nature. Merger Partner has delivered or made available to Avatech an accurate and complete copy of each report, study, survey or other document to which Merger Partner or any Merger Partner Subsidiary has access that addresses or otherwise relates to the compliance of Merger Partner and any Merger Partner Subsidiary with, or the applicability to Merger Partner or any Merger Partner Subsidiary of, any Legal Requirement.

2.13       Tax Matters.

(a)           Except as Disclosed Part 2.13(a) of the Merger Partner Disclosure Schedule, All Tax Returns required to be filed by or on behalf of Merger Partner or any Merger Partner Subsidiary with any Governmental Body with respect to any taxable period ending on or after November 1, 2007 and on or before the Closing Date (the “Merger Partner Returns”) (i) have been or will be filed on or before the applicable due date (including any permitted extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects. All Taxes due required to be paid by Merger Partner or any Merger Partner Subsidiary on or before the Closing Date have been or will be paid on or before the Closing Date. Merger Partner has delivered or made available to Avatech accurate and complete copies of all Merger Partner Returns filed which have been requested by Avatech.  Merger Partner has established in its books and records, in the Ordinary Course of Business, reserves adequate for the payment of all unpaid Taxes by Merger Partner or any Merger Partner Subsidiary for the period from October 31, 2009 through the Closing Date.

(b)           The Merger Partner Financial Statements fully accrue all liabilities for unpaid Taxes with respect to all periods through the dates thereof in accordance with GAAP.

(c)           Except as Disclosed in Part 2.13(c) of the Merger Partner Disclosure Schedule, since November 1, 2007, no Merger Partner Return has ever been examined or audited by any Governmental Body and no examination or audit of any Merger Partner Return is currently in progress or, to the Knowledge of Merger Partner, threatened or contemplated.  Merger Partner has delivered or made available to Avatech accurate and complete copies of all audit reports, private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of Merger Partner or any Merger Partner Subsidiary relating to Merger Partner Returns since November 1, 2007.  Since November 1, 2007, (i) no extension or waiver of the limitation period applicable to any of the Merger Partner Returns has been granted (by Merger Partner, any Merger Partner Subsidiary or any other Person), and no such extension or waiver has been requested from Merger Partner or any Merger Partner Subsidiary; (ii) all Taxes that Merger Partner was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Body; and (iii) neither Merger Partner nor any Merger Partner Subsidiary has executed or filed any power of attorney with any taxing authority.

(d)           Since November 1, 2007, neither Merger Partner nor any Merger Partner Subsidiary (i) has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was Merger Partner), (ii) has any liability for the Taxes of any person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, or otherwise (other than a group the common parent of which was Merger Partner), and (iii) has been a party to any joint venture, collaboration, partnership or other agreement that could be treated as a partnership for Tax purposes. Neither Merger Partner nor any Merger Partner Subsidiary is or, since November 1, 2007 has been, a party to or bound by any Tax indemnity agreement, Tax-sharing agreement, Tax allocation agreement or similar Contract. Neither Merger Partner nor any Merger Partner Subsidiary has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (y) in the two (2) years prior to the date of this Agreement or (z) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(e)           Except as Disclosed in Part 2.13(e) of the Merger Partner Disclosure Schedule, no claim or Legal Proceeding is pending or, to the Knowledge of Merger Partner, has been threatened against or with respect to Merger Partner or any Merger Partner Subsidiary in respect of any Tax. Except as Disclosed in Part 2.13(e) of the Merger Partner Disclosure Schedule, there are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by Merger Partner or any Merger Partner Subsidiary with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by Merger Partner or the applicable Merger Partner Subsidiary and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of Merger Partner or any Merger Partner Subsidiary except liens for current Taxes not yet due and payable.  Neither Merger Partner nor any Merger Partner Subsidiary has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. Merger Partner has not been, and Merger Partner will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing Date.

(f)           None of the assets of Merger Partner or any Merger Partner Subsidiary (i) is property that is required to be treated as being owned by any other Person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code, or (iv) is subject to a lease under Section 7701(h) of the Code or under any predecessor section.

(g)           Since November 1, 2007, neither Merger Partner nor any Merger Partner Subsidiary has participated in an international boycott as defined in Section 999 of the Code.

(h)           Neither Merger Partner nor any Merger Partner Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (ii) installment sale or other open transaction disposition made on or prior to the Closing Date, or (iii) prepaid amount received on or prior to the Closing Date.

(i)           Since November 1, 2007, neither Merger Partner nor any Merger Partner Subsidiary has engaged in any “listed transaction” for purposes of Treasury Regulation sections 1.6011-4(b)(2) or 301.6111-2(b)(2) or any analogous provision of state or local law.

(j)            Neither Merger Partner nor any Merger Partner Subsidiary has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.  Neither Merger Partner nor any Merger Partner Subsidiary is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

2.14        Employee and Labor Matters; Benefit Plans.

(a)           Part 2.14(a) of the Merger Partner Disclosure Schedule accurately sets forth, with respect to each employee of Merger Partner or any Merger Partner Subsidiary (including any employee of Merger Partner or any Merger Partner Subsidiary who is on a leave of absence) with an annual base salary in excess of $100,000:

(i)           the name of such employee and the date as of which such employee was originally hired by Merger Partner or any Merger Partner Subsidiary;

(ii)          such employee’s title;

(iii)         the aggregate dollar amount of the wages, salary, and bonuses received by such employee from Merger Partner or any Merger Partner Subsidiary with respect to services performed in calendar year 2009;

(iv)         such employee’s annualized base salary as of the date of this Agreement; and

(v)          such employee’s primary office location.

(b)           Part 2.14(b) of the Merger Partner Disclosure Schedule accurately identifies each former employee of Merger Partner or any Merger Partner Subsidiary who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (from Merger Partner or any Merger Partner Subsidiary) relating to such former employee’s employment with Merger Partner or any Merger Partner Subsidiary; and Part 2.14(b) of the Merger Partner Disclosure Schedule accurately describes such benefits.

(c)           To the Knowledge of Merger Partner:

(i)           no Key Employee of Merger Partner or any Merger Partner Subsidiary intends to terminate his employment with Merger Partner or the applicable Merger Partner Subsidiary; and

(ii)           no employee of Merger Partner or any Merger Partner Subsidiary is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of Merger Partner or the applicable Merger Partner Subsidiary; or (B) Merger Partner’s or any Merger Partner Subsidiary’s business or operations.

(d)           Neither Merger Partner nor any Merger Partner Subsidiary is a party to or bound by, and, since November 1, 2007, neither Merger Partner nor any Merger Partner Subsidiary has ever been a party to or bound by any union contract, collective bargaining agreement or similar Contract in the United States.

(e)           Neither Merger Partner nor any Merger Partner Subsidiary is engaged, and since November 1, 2007 neither Merger Partner nor any Merger Partner Subsidiary has ever been engaged, in any unfair labor practice of any nature. Since November 1, 2007, there has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting Merger Partner or any Merger Partner Subsidiary.  To Merger Partner’s Knowledge, no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. Except as Disclosed in Part 2.14(e) of the Merger Partner Disclosure Schedule, there are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of Merger Partner, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any employee of Merger Partner or any Merger Partner Subsidiary, including, without limitation, charges of unfair labor practices or discrimination complaints. Merger Partner and each Merger Partner Subsidiary has good labor relations, and no reason to believe that the consummation of the Merger or any of the other Contemplated Transactions will have a material adverse effect on Merger Partner’s or any Merger Partner Subsidiary’s labor relations.

(f)            Part 2.14(f) of the Merger Partner Disclosure Schedule identifies each Merger Partner Plan sponsored, maintained, contributed to or required to be contributed to by Merger Partner or any Merger Partner Subsidiary for the benefit of any employee of Merger Partner or any Merger Partner Subsidiary in effect as of the date hereof.  Except to the extent required to comply with Legal Requirements, neither Merger Partner nor any Merger Partner Subsidiary has committed to establish or enter into any new Merger Partner Plan, or to modify any Merger Partner Plan.

(g)           Merger Partner has delivered or made available to Avatech: (i) correct and complete copies of all documents setting forth the terms of each Merger Partner Plan, including all amendments thereto, and all related trust documents or funding vehicles and amendments thereto; (ii) the two (2) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Merger Partner Plan; (iii) if required by ERISA, the two most recent auditor’s reports for each Merger Partner Plan; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Merger Partner Plan; (v) all material written Contracts relating to each Merger Partner Plan, including administrative service agreements and group insurance contracts; (vi) all material written materials provided to any employee of Merger Partner or any Merger Partner Subsidiary relating to any Merger Partner Plan and any proposed Merger Partner Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to Merger Partner or any Merger Partner Subsidiary; (vii) all material correspondence to or from any Governmental Body relating to any Plan; (viii) the form of all COBRA forms and related notices; (ix) all insurance policies in the possession of Merger Partner or any Merger Partner Subsidiary pertaining to fiduciary liability insurance covering the fiduciaries for each Merger Partner Plan; (x) all discrimination tests required under the Code for each Merger Partner Plan intended to be qualified under Section 401(a) of the Code for the three (3) most recent plan years; and (xi) the most recent Internal Revenue Service determination or opinion letter issued with respect to each Merger Partner Plan intended to be qualified under Section 401(a) of the Code.

(h)           Merger Partner and each Merger Partner Subsidiary has performed all material obligations required to be performed by it under each Merger Partner Plan and is not in default under or violation of, and Merger Partner has no Knowledge of any default under or violation by any other party of, the terms of any Merger Partner Plan. Each Merger Partner Plan has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code. Any Merger Partner Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code or has remaining a period of time under applicable Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of that Merger Partner Plan. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Merger Partner Plan subject to ERISA or Section 4975 of the Code. There are no claims or Legal Proceedings pending, or, to the Knowledge of Merger Partner, threatened or reasonably anticipated (other than routine claims for benefits), against any Merger Partner Plan or against the assets of any Merger Partner Plan. There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of Merger Partner, threatened by any Governmental Body with respect to any Merger Partner Plan.  Since November 1, 2007, neither Merger Partner nor any Merger Partner Subsidiary has ever incurred any penalty or tax with respect to any Merger Partner Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code that remains unsatisfied, and all penalties and/or taxes so satisfied since November 1, 2007 are Disclosed in Part 2.14(h) of the Merger Partner Disclosure Schedule.  Merger Partner and each Merger Partner Subsidiary have made all contributions and other payments required by and due under the terms of each Merger Partner Plan.

(i)           Since November 1, 2007, neither Merger Partner nor any Merger Partner Subsidiary has (i) maintained, established, sponsored, participated in, or contributed to any: (A) employee benefit pension plan (as defined in Section 3(2) of ERISA) (“Pension Plan”) subject to Title IV of ERISA; (B) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (C) “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA); (ii) maintained, established, sponsored, participated in or contributed to, any Pension Plan in which stock of Merger Partner or any Merger Partner Subsidiary is or was held as a plan asset; or (iii) maintained a Pension Plan or multiemployer plan, or the equivalent thereof, in a foreign jurisdiction (a “Merger Partner Foreign Plan”).

(j)           Except as Disclosed in Part 2.14(j) of the Merger Partner Disclosure Schedule, no Merger Partner Plan provides (except at no cost to Merger Partner or any Merger Partner Subsidiary), or reflects or represents any liability of Merger Partner or any Merger Partner Subsidiary to provide, life insurance, health benefits or other employee welfare benefits to any Person for any reason after termination of employment with the Merger Partner or any Merger Partner Subsidiary, or the spouses or dependents of any such Person, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to Merger Partner or any Merger Partner Subsidiary, neither Merger Partner nor any Merger Partner Subsidiary has any obligation (whether oral or written) to any employee of Merger Partner or any Merger Partner Subsidiary (either individually or as a group) or any other Person to provide such employee(s) or other Person with life insurance, health benefits or other employee welfare benefits after terminating employment with the Merger Partner or any Merger Partner Subsidiary, except to the extent required by applicable Legal Requirements.

(k)           Except as Disclosed in Part 2.14(k) of the Merger Partner Disclosure Schedule, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Merger Partner Plan, Merger Partner Contract, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employees of Merger Partner or any Merger Partner Subsidiary.

(l)            Merger Partner and Merger Partner Subsidiaries:  (i) are, and at all times since November 1, 2007 have been, in substantial compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to their employees, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and any similar provisions of state law; (ii) have withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to their employees; (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable to the foregoing; and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for their employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of Merger Partner, threatened or reasonably anticipated claims or Legal Proceedings against Merger Partner or any Merger Partner Subsidiary under any worker’s compensation policy or long-term disability policy.

(m)          Neither Merger Partner nor any Merger Partner Subsidiary is required to be, and, has not since November 1, 2007 ever been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.  Neither Merger Partner nor any Merger Partner Subsidiary has since November 1, 2007 ever made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in “withdrawal liability,” as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

(n)           To the Knowledge of Merger Partner, no officer of Merger Partner or any Merger Partner Subsidiary is subject to any injunction, writ, judgment, decree, or order of any court or other Governmental Body that would interfere with such officer’s efforts to promote the interests of Merger Partner or any Merger Partner Subsidiary, or that would interfere with the business of Merger Partner or any Merger Partner Subsidiary.  Neither the execution nor the delivery of this Agreement, nor the carrying on of the business of Merger Partner or any Merger Partner Subsidiary as presently conducted will, to the Knowledge of Merger Partner, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any employee of Merger Partner or any Merger Partner Subsidiary may be bound.

(o)           There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of Merger Partner or any Merger Partner Subsidiary that, considered individually or considered collectively with any other such Contracts and/or other events, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code.  Neither Merger Partner nor any Merger Partner Subsidiary is a party to any Contract, nor does Merger Partner or any Merger Partner Subsidiary have any obligation (current or contingent), to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(p)           No holder of shares of Merger Partner Common Stock holds shares of Merger Partner Common Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made unless such shares were acquired on the exercise of an incentive stock option as defined in Section 422 of the Code.

(q)           Every Merger Partner employee plan or arrangement, which includes any and all salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the “Merger Partner Plans”, and each individually a “Merger Partner Plan”) sponsored, maintained, contributed to or required to be contributed to by Merger Partner or any Merger Partner Subsidiary for the benefit of any employee of Merger Partner or any Merger Partner Subsidiary and which is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been since November 1, 2007, and is in operational and document compliance with Code Section 409A and applicable regulations and guidance issued thereunder, so that the additional tax described in Code Section 409A(a)(1)(B) will not be assessed against the individuals participating in any such non-qualified deferred compensation plan.

(r)            Part 2.14(r) of the Merger Partner Disclosure Schedule sets forth each material employee benefit service provider Contract with Merger Partner or any Merger Partner Subsidiary (i) that may not be canceled with advance notice of sixty (60) days or less or (ii) under which Merger Partner or any Merger Partner Subsidiary will be assessed a material surrender charge or penalty upon cancellation.

(s)           No Merger Partner Plan is invested in any “stable value fund” (or similar arrangement) which assesses any back-end load or market value adjustment upon termination of such investment.

(t)           For purposes of each Merger Partner Plan, Merger Partner and each Merger Partner Subsidiary have correctly determined the status for each service provider to the Merger Partner and any Merger Partner Subsidiary as an employee, a leased employee or an independent contractor, as applicable.

2.15        Environmental Matters.  Merger Partner and each Merger Partner Subsidiary is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by Merger Partner and each Merger Partner Subsidiary of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof.  Neither Merger Partner nor any Merger Partner Subsidiary has received since November 1, 2007 any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Merger Partner or any Merger Partner Subsidiary is not in compliance with any Environmental Law, and, to the Knowledge of Merger Partner, there are no circumstances that may prevent or interfere with Merger Partner’s or any Merger Partner Subsidiary’s compliance with any Environmental Law in the future. To the Knowledge of Merger Partner it has no material liability under any Environmental Laws. There are no Governmental Authorizations currently held by Merger Partner or any Merger Partner Subsidiary pursuant to Environmental Laws.

2.16        Legal Proceedings; Orders.

(a)           Except as Disclosed in Part 2.16 of the Merger Partner Disclosure Schedule, there is no pending Legal Proceeding, and to the Knowledge of Merger Partner, no Person has threatened to commence any Legal Proceeding, that involves Merger Partner or any Merger Partner Subsidiary or any assets owned or used by Merger Partner or any Merger Partner Subsidiary or any Person whose liability Merger Partner or any Merger Partner Subsidiary has or may have retained or assumed, either contractually or by operation of law (i) claiming damages in an amount in excess of $50,000; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions.  Except as Disclosed in Part 2.16 of the Merger Partner Disclosure Schedule, to the Knowledge of Merger Partner, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonable be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)           There is no order, writ, injunction, judgment or decree to which Merger Partner or any Merger Partner Subsidiary, or any of the assets owned or used by Merger Partner or any Merger Partner Subsidiary, is subject. To the Knowledge of Merger Partner, none of its Related Parties is subject to any order, writ, injunction, judgment or decree that relates to Merger Partner’s or any Merger Partner Subsidiary’s business or to any assets owned or used by Merger Partner or any Merger Partner Subsidiary.

2.17        Non-Contravention; Consents.  Subject to obtaining the Required Merger Partner Stockholder Vote for the applicable Contemplated Transactions and the filing of a Certificate of Merger as required by the DGCL, neither (a) the execution, delivery or performance of this Agreement or any of the Related Agreements, nor (b) the consummation of the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a)           contravene, conflict with or result in a violation of any of the provisions of the Merger Partner Constituent Documents;

(b)           contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Merger Partner or any Merger Partner Subsidiary, or any of the assets owned or used by Merger Partner or any Merger Partner Subsidiary, is subject;

(c)           except as Disclosed in Part 2.17(c) of the Merger Partner Disclosure Schedule, result in a material conflict, violation or breach of, or result in a material default under, any provision of any Merger Partner Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Merger Partner Contract, (ii) accelerate the maturity or performance of any such Merger Partner Contract, or (iii) cancel, terminate or modify any such Merger Partner Contract; or

(d)           result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by Merger Partner or any Merger Partner Subsidiary (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of Merger Partner or any Merger Partner Subsidiary).

Except for those filings, notices or Consents disclosed in Part 2.17 of the Merger Partner Disclosure Schedule, no filing with, notice to or Consent from any Person is required in connection with (y) the execution, delivery or performance of this Agreement or any of the Related Agreements, or (z) the consummation of the Merger or any of the other Contemplated Transactions.

2.18        Vote Required.  The affirmative vote of the holders of a majority of the shares of Merger Partner Common Stock outstanding (the “Required Merger Partner Stockholder Vote”) is the only vote of the holders of any class or series of Merger Partner capital stock necessary to adopt this Agreement.

2.19        No Broker.  Merger Partner has not, directly or indirectly, engaged any broker, finder, investment banker or other intermediary in connection with the Merger or any of the other Contemplated Transactions, and no action by Merger Partner will cause or support any claim to be asserted against Merger Partner, the Surviving Corporation or Avatech by any broker, finder, investment banker or other intermediary in connection with any of the Contemplated Transactions.

2.20        Authority; Binding Nature of Agreement.  Merger Partner has the absolute and unrestricted right, power and authority to enter into and perform its obligations under this Agreement; and the execution, delivery and performance by Merger Partner of this Agreement has been duly authorized by all necessary action on the part of Merger Partner and the board of directors of Merger Partner, subject only to obtaining the Required Merger Partner Stockholder Vote (which shall be obtained contemporaneously with the execution of this Agreement) and the filing and recordation of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly executed and delivered by Merger Partner, and assuming due authorization, execution and delivery by the other Parties thereto, constitutes the legal, valid and binding obligation of Merger Partner, enforceable against Merger Partner in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors’ rights and the exercise of judicial discretion in accordance with general principles of equity.

2.21        Anti-Takeover Law.  The board of directors of Merger Partner has taken all actions necessary to ensure that execution of this Agreement and the consummation of the Merger and the other Contemplated Transactions will be exempt from any anti-takeover or similar provisions of Merger Partner Constituent Documents, any Merger Partner Contract, and any applicable “moratorium”, “control share”, “fair price”, “interested stockholder” or other anti-takeover laws and regulations of any jurisdiction.

2.22        Insurance.  Merger Partner maintains insurance policies with reputable insurance carriers against all risks of a character as usually insured against, and in such coverage amounts as are usually maintained, by similarly situated companies in the same or similar businesses. Each such insurance policy is in full force and effect. Since November 1, 2007, Merger Partner has not received any written notice or other communication regarding any actual or possible (a) cancellation or invalidation of any material insurance policy, (b) refusal of any coverage or rejection of any claim under any material insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any material insurance policy.

2.23        Related Party Transactions.

(a)           Except as Disclosed in Part 2.23(a) of the Merger Partner Disclosure Schedule, no Merger Partner Related Party has, and no Merger Partner Related Party has at any time since November 1, 2007 had, any direct or indirect interest in any material asset used in or otherwise relating to the business of Merger Partner or any Merger Partner Subsidiary.

(b)           Except as Disclosed in Part 2.23(a) of the Merger Partner Disclosure Schedule, no Merger Partner Related Party is, or since November 1, 2007 has been, indebted to Merger Partner or any Merger Partner Subsidiary.

(c)           Except as Disclosed in Part 2.23(a) of the Merger Partner Disclosure Schedule, since November 1, 2007, no Merger Partner Related Party has entered into, or has had any direct or indirect financial interest in, any Merger Partner Contract, transaction or business dealing involving Merger Partner or any Merger Partner Subsidiary.

(d)           No Merger Partner Related Party is competing, or has at any time since January 1, 2007 competed, directly or indirectly, with Merger Partner or any Merger Partner Subsidiary.

(e)           Except as Disclosed in Part 2.23(e) of the Merger Partner Disclosure Schedule, no Merger Partner Related Party has any claim or right against Merger Partner or any Merger Partner Subsidiary (other than rights under capital stock of Merger Partner and rights to receive compensation for services performed as an employee of Merger Partner or any Merger Partner Subsidiary).

2.24           Merger Partner Action.  The board of directors of Merger Partner (at a meeting duly called and held in accordance with Merger Partner Constituent Documents) has (a) unanimously determined that the Merger is advisable and in the best interests of Merger Partner and its sole stockholder and (b) unanimously recommended adoption of this Agreement by the sole stockholder of Merger Partner and directed that this Agreement be submitted to the sole stockholder of Merger Partner for adoption.

2.25        Controls and Procedures.  Except as Disclosed in Part 2.25 of the Merger Partner Disclosure Schedule, since November 1, 2007, none of Marc Dulude, Greg Magoon, Lori Henderson or any director of Merger Partner has, and to their Knowledge neither Merger Partner nor its independent registered public accounting firm has, identified or been made aware of (i) any facts or circumstances regarding Merger Partner, its business or the Merger Partner Financial Statements that indicates any significant deficiency or material weakness in, or material concern regarding the integrity of, the system of internal control over financial reporting utilized by Merger Partner and Merger Partner Subsidiaries, in each case which has not been substantially remediated (it being understood and acknowledged by the parties that Merger Partner is not subject to and does not comply with the federal Sarbanes-Oxley Act of 2002), or (ii) any fraud which involves Merger Partner’s or Merger Partner Subsidiaries’ management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by Merger Partner and Merger Partner Subsidiaries.

2.26        Objections to the Merger.  Neither any member of the board of directors of Merger Partner nor any executive officer of Merger Partner, nor any of their respective Representatives, has received any written or oral indication from the “group” of stockholders named in the Schedule 13D initially filed with the SEC on March 5, 2010 (the “Dissident Stockholders”) or from any Representative of the Dissident Stockholders that any of the Dissident Stockholders intends to object to or otherwise contest the Merger.

3.            REPRESENTATIONS AND WARRANTIES OF AVATECH AND MERGER SUB

Except as Disclosed, Avatech and Merger Sub make the following representations and warranties to Merger Partner, as of the date hereof and as of the Closing Date.  The Schedule of Avatech and Merger Sub are collectively referred to herein as the “Avatech Disclosure Schedule”.

3.1          Due Organization; Subsidiaries; Etc.

(a)           Avatech and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware, with the corporate power and authority to carry on their business as now being conducted and as currently proposed to be conducted.

(b)           Except as Disclosed in Part 3.1(b), Avatech has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “Avatech Solutions, Inc.”

(c)           Avatech and Merger Sub are not and have not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 3.1(c) of the Avatech Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed, individually or in the aggregate, has not had, and would not reasonably be expected to have, an Avatech Material Adverse Effect. Avatech and Avatech Subsidiaries are each in good standing as a foreign corporation in each of the jurisdictions Disclosed in Part 3.1(c) of the Avatech Disclosure Schedule.

(d)           Part 3.1(d) of the Avatech Disclosure Schedule accurately sets forth (i) the names of the members of the board of directors of Avatech, (ii) the names of the members of each committee of the board of directors of Avatech and (iii) the names and titles of Avatech’s officers.

(e)           Avatech has no direct or indirect ownership of any capital stock of, or other voting securities or equity interests in, any Entity (other than Merger Sub) except for the Entities Disclosed in Part 3.1(e) of the Avatech Disclosure Schedule.  Neither Avatech nor any Avatech Subsidiary has agreed or is obligated to make any future investment in or capital contribution to any Entity.  Except as Disclosed in Part 3.1(e) of the Avatech Disclosure Schedule, neither Avatech nor any Avatech Subsidiary has guaranteed or is responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity or other financial interest.

(f)           Part 3.1(f) of the Avatech Disclosure Schedule sets forth a true and complete list of each Avatech Subsidiary and identifies the jurisdiction of its organization.  Each of such Avatech Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with the power and authority to carry on its business as now being conducted and as currently proposed to be conducted.  Part 3.1(f) of the Avatech Disclosure Schedule identifies all jurisdictions in which each Avatech Subsidiary is qualified, authorized, registered or licensed to do business as a foreign Entity, except where the failure to be so qualified, authorized, registered or licensed, individually or in the aggregate, has not had, and would not reasonably be expected to have, an Avatech Material Adverse Effect, and each such Avatech Subsidiary is in good standing in such jurisdictions.

3.2          Certificate of Incorporation and Bylaws; Records.  Avatech and Merger Sub have delivered or made available to Merger Partner accurate and complete copies of:  (a) Avatech’s certificate of incorporation and bylaws, including all amendments thereto, and the certificate of incorporation and bylaws of Merger Sub; (b) the stock records of Avatech and Merger Sub; and (c) except as Disclosed in Part 3.2(c) of the Avatech Disclosure Schedule, the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of Avatech and Merger Sub, the board of directors of Avatech and Merger Sub and all committees of the board of directors of Avatech and Merger Sub since January 1, 2005 (the items described in (a) and (b) above, collectively, the “Avatech Constituent Documents”).  Since November 1, 2007, there have been no formal meetings or actions taken by written consent or otherwise without a meeting of the stockholders of Avatech or Merger Sub, the board of directors of Avatech or Merger Sub or any committee of the board of directors of Avatech or Merger Sub that are not fully reflected in the minutes and other records delivered or made available to Merger Partner pursuant to clause (c) above. There has not been any violation in any material respect of the Avatech Constituent Documents, and Avatech has not taken any action that is inconsistent in any material respect with the Avatech Constituent Documents. The books of account, stock records, minute books and other records of Avatech are accurate, up to date and complete in all material respects, and have been maintained in accordance with prudent business practices.

3.3          Capitalization, Etc.

(a)           The authorized capital stock of Avatech consists of 100,000,000 shares, of which 80,000,000 shares are classified as shares of Avatech Common Stock and 20,000,000 shares are classified as shares of Preferred Stock, par value $.01 per share. As of the date hereof, 17,168,162 shares of Avatech Common Stock are outstanding.  The authorized shares of Avatech Preferred Stock are classified as (i) 1,297,537 shares of Series D Preferred Stock, of which 1,089,213 shares are outstanding and, as of the date hereof, are convertible into 2,180,244 shares of Avatech Stock, (ii) 1,200 shares of Series E Preferred Stock, of which 937 shares are outstanding and, as of the date hereof, are convertible into 1,441,539 shares of Avatech Common Stock, and (iii) 5,500 shares of Series F Preferred Stock, of which no shares are outstanding.  All outstanding shares of capital stock of Avatech have been duly authorized and validly issued, and are fully paid and non assessable. Avatech has no authorized shares of capital stock other than as set forth in this Section 3.3(a) and there are no issued and outstanding shares of Avatech’s capital stock other than as set forth in this Section 3.3(a).  Avatech has made available to Merger Partner copies of all outstanding warrants to purchase capital stock of Avatech and all documents related thereto.  The total number of shares of Avatech Common Stock outstanding on a Fully Diluted Basis, excluding the shares of Avatech Common Stock issuable upon exercise of the Avatech Excluded Warrants, is 22,396,997.

(b)           As of August 17, 2010:  (i) Avatech has reserved 3,100,000 shares of Avatech Common Stock for issuance under its 2002 Stock Option Plan, options to purchase 1,607,052 shares of Avatech Common Stock are outstanding thereunder, and 214,390 shares of Avatech Common Stock remain available for new grants thereunder; (ii) Avatech has reserved 2,000,000 shares of Avatech Common Stock for issuance under its Employee Stock Purchase Plan, no rights to purchase shares of Avatech Common Stock are outstanding thereunder, and 797,494 shares remain available for new grants thereunder; and (iii) Avatech has reserved 1,000,000 shares of Avatech Common Stock for issuance under its Amended and Restated Restricted Stock Award Plan, no restricted shares of Avatech Common Stock are outstanding thereunder, and 193,921 shares remain available for new awards thereunder.  Except as set forth in this Section 3.3(b) or Disclosed in Part 3.3(b) of the Avatech Disclosure Schedule, other than the Excluded Warrants and the Designator’s right to receive Merger Shares hereunder, there is no: (A) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Avatech; (B) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of Avatech; (C) Contract under which Avatech is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of Avatech; or (D) condition or circumstance that would give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Avatech. Avatech has not issued any debt securities which grant the holder thereof any right to vote on, or veto, any action of Avatech.

(c)           All outstanding shares of Avatech Common Stock (including Avatech Restricted Shares), and all outstanding Avatech Options, have been issued and granted in compliance with (i) all applicable federal and state securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in Avatech Constituent Documents and applicable Contracts.  All securities of Avatech Subsidiaries have been issued and granted in compliance in all material respects with (x) all applicable federal and state securities laws and other applicable Legal Requirements, and (y) all requirements set forth in the Avatech Subsidiary Constituent Documents and applicable Contracts.  All shares of Avatech Common Stock reserved for issuance under the Avatech 2002 Stock Option Plan, the Avatech Employee Stock Purchase Plan, and the Avatech Amended and Restated Restricted Stock Award Plan have been registered on a Form S-8 filed with the SEC.

3.4          SEC Filings; Financial Statements.

(a)           Except as Disclosed in Part 3.4(a) of the Avatech Disclosure Schedule, a true, complete and correct copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed or furnished, or required to be filed or furnished, prior to the date hereof and since November 1, 2007 by Avatech with the SEC pursuant to the Securities Act or the Exchange Act (“Avatech SEC Documents”) is available to Merger Partner on the SEC’s Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) database, or, if not so available, has been provided to Merger Partner.  As of their respective dates, or, if amended, as of the date of the last such amendment, each of the Avatech SEC Documents complied in all material respects with all applicable SEC requirements, as in effect as of the time such Avatech SEC Document was filed, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  All Avatech SEC Documents have been timely filed with the SEC.  Avatech has not received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of any of the Avatech SEC Documents, including, without limitation, any certification required of any executive officer under Section 302 or 906 of the Sarbanes-Oxley Act.  Except for (i) requests to extend the duration of confidential treatment of redacted portions of exhibits filed with the SEC, (ii) correspondence relating to SEC reviews and comments as to which no comments remain outstanding, and (iii) as are available on the EDGAR database, Avatech has provided to Merger Partner copies of all correspondence sent to or received from the SEC by or on behalf of Avatech and Avatech Subsidiaries since November 1, 2007.  There are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Avatech SEC Documents.  None of the Avatech Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b)           The consolidated financial statements contained in the Avatech SEC Documents (including, in each case, any related notes thereto) (the “Avatech Financial Statements”):  (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such consolidated financial statements and except that the unaudited interim consolidated financial statements contained in the Avatech SEC Documents do not contain information and footnotes required for annual financial statements; and (iii) fairly present in all material respects the consolidated financial position of Avatech as of the respective dates thereof and the consolidated results of operations and cash flows of Avatech for the periods covered thereby, except that the unaudited interim consolidated financial statements contained in the Avatech SEC Documents were or are subject to normal year-end audit adjustments.

(c)           To the Knowledge of Avatech, Stegman & Company, Avatech’s independent registered public accounting firm, is, and has been at all times during its engagement by Avatech, (i) “independent” with respect to Avatech within the meaning of the SEC’s Regulation S-X and (ii) in compliance with Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the Public Company Accounting Oversight Board, in each case as such subsections and rules apply to Stegman & Company’s engagement by Avatech.

3.5          Absence of Changes.  Other than in connection with the Contemplated Transactions and except as Disclosed in Part 3.5 of the Avatech Disclosure Schedule, since March 31, 2010:

(a)           there has not been any Avatech Material Adverse Effect, and no event has occurred that will, or would reasonably be expected to, cause a Avatech Material Adverse Effect;

(b)           there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of Avatech or any Avatech Subsidiary (whether or not covered by insurance);

(c)           Avatech has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities;

(d)           Avatech has not sold, issued, granted or authorized the issuance of (i) any capital stock or other securities of Avatech; (ii) any option, call or right to acquire any capital stock or any other security of Avatech; (iii) any instrument convertible into or exchangeable for any capital stock or other security of Avatech; or (iv) reserved for issuance any additional grants or shares under the Avatech 2002 Stock Option Plan, the Avatech Employee Stock Purchase Plan or the Avatech Amended and Restated Restricted Stock Award Plan;

(e)           Avatech has not amended or waived any of its rights under, or permitted the acceleration of vesting under, the Avatech 2002 Stock Option Plan, the Avatech Employee Stock Purchase Plan, the Avatech Amended and Restated Restricted Stock Award Plan, any Avatech Option, Avatech Restricted Shares or agreement evidencing or relating to any outstanding stock option or warrant, any restricted stock purchase agreement, or any other Contract evidencing or relating to any equity award;

(f)            there has been no amendment to the certificate of incorporation or bylaws of Avatech or any Avatech Subsidiary and Avatech has not effected or been a party to any merger, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g)           Avatech has not acquired any equity interest or other interest in any Entity;

(h)           neither Avatech nor any Avatech Subsidiary has made any capital expenditure which, when added to all other capital expenditures made on behalf of Avatech or any Avatech Subsidiary since March 31, 2010, exceeds $75,000;

(i)            neither Avatech nor any Avatech Subsidiary has (i) entered into or permitted any of the material assets owned or used by it to become bound by any Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $75,000 in the aggregate, other than in the Ordinary Course of Business, or (B) the purchase or sale of any product, or performance of services by or to Avatech or any Avatech Subsidiary having a value in excess of $75,000 in the aggregate, other than in the Ordinary Course of Business, or (ii) waived any right or remedy under any material Contract other than in the Ordinary Course of Business, or amended or prematurely terminated any material Contract;

(j)            neither Avatech nor any Avatech Subsidiary has (i) acquired, leased or licensed any material right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any material right or other asset to any other Person, or (iii) waived or relinquished any material right, except for rights or assets acquired, leased, licensed or disposed of in the Ordinary Course of Business;

(k)           neither Avatech nor any Avatech Subsidiary has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness, other than in the Ordinary Course of Business;

(l)           neither Avatech nor any Avatech Subsidiary has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the Ordinary Course of Business;

(m)           neither Avatech nor any Avatech Subsidiary has (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the Ordinary Course of Business), (ii) incurred or guaranteed any indebtedness for borrowed money in the aggregate in excess of $75,000 or (iii) issued or sold any debt securities or options, warrants, calls or similar rights to acquire any debt securities of Avatech or any Avatech Subsidiary;

(n)           neither Avatech nor any Avatech Subsidiary has (i) established or adopted any employee benefit plan, (ii) paid any bonus or made any profit sharing, incentive compensation or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees with an annual salary in excess of $100,000, or (iii) hired any new employee having an annual salary in excess of $100,000;

(o)           neither Avatech nor any Avatech Subsidiary has changed any of its personnel policies or other business policies, or any of its methods of accounting or accounting practices in any material respect;

(p)           neither Avatech nor any Avatech Subsidiary has threatened, commenced or settled any material Legal Proceeding;

(q)           neither Avatech nor any Avatech Subsidiary has entered into any transaction or taken any other action outside the Ordinary Course of Business, other than entering into this Agreement and the Contemplated Transactions;

(r)            neither Avatech nor any Avatech Subsidiary has paid, discharged or satisfied any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction of non-material amounts in the Ordinary Course of Business or as required by any Avatech or Avatech Subsidiary Contract or Legal Requirement; and

(s)           neither Avatech nor any Avatech Subsidiary has agreed to take, or committed to take, any of the actions referred to in clauses (c) through (r) of this Section 3.5.

3.6          Title to Assets.  Except as Disclosed in Part 3.6 of the Avatech Disclosure Schedule, Avatech and each Avatech Subsidiary owns, and has good, valid and marketable title to, all assets (tangible and intangible) purported to be owned by it. All of such assets are owned by Avatech or the applicable Avatech Subsidiary free and clear of any Encumbrances, except for (y) any lien for current Taxes not yet due and payable, and (z) minor liens that have arisen in the Ordinary Course of Business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Avatech or the applicable Avatech Subsidiary.

3.7          Bank Accounts; Receivables.

(a)           Part 3.7(a) of the Avatech Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of Avatech or any Avatech Subsidiary at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of May 31, 2010 and the names of all individuals authorized to draw on or make withdrawals from such accounts.

(b)           All existing accounts receivable of Avatech or any Avatech Subsidiary (including those accounts receivable reflected on the Avatech Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the Avatech Balance Sheet and have not yet been collected) (i) represent valid obligations of customers of Avatech or any Avatech Subsidiary arising from bona fide transactions entered into in the Ordinary Course of Business, and (ii) are current and are expected to be collected in full when due, without any counterclaim or set off, net of applicable reserves for bad debts on the unaudited interim consolidated balance sheet for Avatech as of March 31, 2010 delivered or made available to Merger Partner prior to the date of this Agreement.

3.8          Equipment; Leasehold.

(a)           All items of equipment and other tangible assets owned by or leased to Avatech or any Avatech Subsidiary (i) are adequate for the uses to which they are being put and (ii) are adequate for the conduct of Avatech’s business in the manner in which such business is currently being conducted and as it is proposed to be conducted.

(b)           Neither Avatech nor any Avatech Subsidiary owns any real property or any interest in real property, except for the leasehold interest created under the real property leases Disclosed in Part 3.8(b) of the Avatech Disclosure Schedule. All premises leased or subleased by Avatech or any Avatech Subsidiary are supplied with utilities and other services necessary for the operation of their respective businesses.

3.9          Intellectual Property.

(a)           To the Knowledge of Avatech, Avatech and/or Avatech Subsidiaries own Intellectual Property Rights, or otherwise have the necessary rights or licenses under Intellectual Property Rights owned by third parties, necessary for the conduct of the business of Avatech and Avatech Subsidiaries as currently conducted and expected to be conducted subsequent to the Contemplated Transactions.  Neither the execution, delivery, or performance of this Agreement (or any of the agreements contemplated by this Agreement) nor the consummation of any of the Contemplated Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Encumbrance on, any Avatech IP Rights or Avatech Licensed IP; (ii) a breach by Avatech or any Avatech Subsidiary of any Avatech IP Rights Agreement; (iii) a right to terminate an Avatech IP Rights Agreement or result in the change of any material term or require the payment of any additional fees under such an Avatech IP Rights Agreement; (iv) the release, disclosure, or delivery of any source code of any Avatech Software Products by or to any escrow agent or other Person; or (v) the grant, assignment, or transfer to any other Person, or otherwise change the ownership, status, effectiveness, validity and/or other disposition, of any license or other right or interest under, to, or in any of Avatech IP Rights or Avatech Licensed IP.

(b)           No infringement, misappropriation, or similar claim or Legal Proceeding is pending or, to Avatech’s Knowledge, threatened against Avatech or any Avatech Subsidiary or against any other Person who may be entitled to be indemnified, defended, held harmless, or reimbursed by Avatech or any Avatech Subsidiary with respect to such claim or Legal Proceeding, and Avatech has no Knowledge of any set of facts which should reasonably lead it to believe that any claim is likely or threatened.  To Avatech’s Knowledge, the operation of Avatech’s and the Avatech Subsidiaries’ businesses, as currently conducted, does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any Person.  To Avatech’s Knowledge, no Person is infringing, misappropriating, or violating the Avatech IP Rights.  Avatech has not received within the last five (5) years any unresolved written claim challenging the scope, ownership, validity, or enforceability of the Avatech IP Rights or of Avatech’s or Avatech Subsidiaries’ rights under the Avatech Licensed IP.

(c)           Avatech and/or its Subsidiaries hold all right, title and interest in and to the Avatech IP Rights, free and clear of any Encumbrances.  To the Knowledge of Avatech, no Person has any claim or interest in any Avatech IP Rights by reason of such Person’s participation in the creation of such Avatech IP Rights.  Other than the agreements (i) that are Disclosed in Part 3.9(c) of the Avatech Disclosure Schedule and (ii) Non-Exclusive Internal Use Licenses granted to customers in the Ordinary Course of Business, Avatech and Avatech Subsidiaries have not granted any Person any rights to or under the Avatech IP Rights, Merger Partner Licensed IP, and Merger Partner Software Products.

(d)           Part 3.9(d) of the Avatech Disclosure Schedule contains, as of the date of this Agreement, a true and complete list of all Avatech Registered IP.  Avatech and Avatech Subsidiaries have taken all actions necessary to maintain the Avatech Registered IP, including as applicable payment of applicable maintenance fees, filing of applicable statements of use, timely response to office actions, and all assignments of the Avatech Registered IP have been duly recorded with the appropriate Governmental Bodies (or, with respect to domain name registrations, the applicable domain name registrar or agent).  None of the Avatech Registered IP has been adjudged invalid or unenforceable in whole or part and, to the Knowledge of Avatech, all Avatech Registered IP is valid and enforceable.

(e)           There are no licenses or other Contracts pursuant to which Avatech and Avatech Subsidiaries have been granted the Avatech Licensed IP, including with respect to any embodiments of the Intellectual Property Rights underlying such Avatech IP Licenses such as software, that is either (i) incorporated into or distributed with any Avatech Software Product or necessary of the use or distribution of such Avatech Software Product or (ii) used or held for use by Avatech for any other purpose (excluding, for purposes of clause (ii) only, any generally commercially available, non-customized software programs non-exclusively licensed by Avatech on standard terms).

(f)            Avatech and Avatech Subsidiaries have taken commercially reasonable steps to protect their respective trade secret rights in the Avatech IP Rights and to protect any confidential information provided to them by any other Person under obligation of confidentiality.  Without limitation of the foregoing, Avatech and Avatech Subsidiaries have not, to Avatech’s Knowledge, made any of their trade secrets or other confidential or proprietary information that they intended to maintain as confidential (including source code with respect to Avatech Software Products) available to any other Person except pursuant to written agreements, or other legally binding obligations, requiring such Person to maintain the confidentiality of such information or materials.

(g)           Avatech and Avatech Subsidiaries have obtained from all Persons who are or were involved in the creation or development of any portion of any Avatech Software Product (other than software licensed from third parties and distributed with or incorporated into Avatech Software Products as listed on Part 3.9(i) of the Avatech Disclosure Schedule), or of any Avatech IP Rights, valid and enforceable agreement containing an assignment of Intellectual Property Rights to Avatech or an Avatech Subsidiary and confidentiality provision protecting trade secrets and confidential information of Avatech IP Rights, except where the failure to obtain such agreement, individually or in the aggregate, has not had, and would not reasonably be expected to have, an Avatech Material Adverse Effect.  Neither Avatech nor any of the Avatech Subsidiaries is obligated to provide any consideration to any third party with respect to any exercise of rights by Avatech or any of the Avatech Subsidiaries, or any successor to Avatech or the Avatech Subsidiaries, in any Avatech IP Rights, including with respect to the distribution or license of the Avatech Software Products.

(h)           Part 3.9(h) of the Avatech Disclosure Schedule contains a true and complete list of all Avatech Software Products.

(i)           Except as Disclosed in Part 3.9(i) of the Avatech Disclosure Schedule, there are no pending disputes regarding (i) the scope of any Contracts under which Avatech and/or Avatech Subsidiaries (A) license Avatech Software Products or Avatech IP Rights or (B) provide customization, configuration, maintenance, or implementation services with respect to Avatech Software (collectively, “Avatech License and Service Agreements”), (ii) Avatech’s, Avatech Subsidiaries’, or their agents’ performance under any Avatech License and Service Agreements, or (iii) payment made or received under any Avatech License and Service Agreements, except where such disputes have not, individually or in the aggregate, had, and would not, individually or in the aggregate, reasonably be expected to have, a Avatech Material Adverse Effect.  Except as would not, individually or in the aggregate, reasonably be expected to have a Avatech Material Adverse Effect, no parties to the Avatech License and Service Agreements are in material breach thereof.

3.10        Contracts.

(a)           Part 3.10(a) of the Avatech Disclosure Schedule identifies each of the following Avatech Contracts:

(i)           each Avatech Contract relating to the employment of, or the performance of employment-related services by, any employee at the vice president level or above, consultant or independent contractor;

(ii)          each Avatech Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Intellectual Property or Avatech IP Rights or Avatech Licensed IP;

(iii)         each Avatech Contract imposing any restriction on Avatech’s or any Avatech Subsidiary’s right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to, or perform any services for, any other Person or to transact business or deal in any other manner with any other Person, or (C) to develop or distribute any technology;

(iv)         each Avatech Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

(v)         each Avatech Contract relating to the creation of any Encumbrance with respect to any asset of Avatech or any Avatech Subsidiary;

(vi)         each Avatech Contract involving or that contemplates or requires any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

(vii)        each Avatech Contract creating or relating to any collaboration or joint venture or any sharing of technology, revenues, profits, losses, costs or liabilities, including Avatech Contracts involving investments by Avatech in, or loans by Avatech to, any other Entity;

(viii)      each Avatech Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, or otherwise involving as a counterparty, any Avatech Related Party;

(ix)         each Avatech Contract relating to indebtedness for borrowed money;

(x)          each Avatech Contract relating to the acquisition or disposition by Avatech or any Avatech Subsidiary of any operating business, material asset, capital stock or equity interest of Avatech, any Avatech Subsidiary or any other Person that has not been consummated or that has been consummated but contains representations, covenants, guaranties, indemnities or other obligations on the part of Avatech or any Avatech Subsidiary that remain in effect;

(xi)         any other Avatech Contract pursuant to which Avatech or any Avatech Subsidiary is required to actively perform that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 in the aggregate, other than in the Ordinary Course of Business, (B) the purchase or sale of any product, or performance of services by or to Avatech or any Avatech Subsidiary having a value in excess of $50,000 in the aggregate, other than in the Ordinary Course of Business or (C) a term of more than sixty (60) days and that may not be terminated by Avatech or the applicable Avatech Subsidiary (without penalty) within sixty (60) days after the delivery of a termination notice by Avatech or the applicable Avatech Subsidiary, other than in the Ordinary Course of Business;

(xii)        each Avatech Contract with any Person, including without limitation any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Avatech or any Avatech Subsidiary in connection with the Contemplated Transactions.

(b)           Avatech has delivered or made available to Merger Partner accurate and complete (except for applicable redactions thereto) copies of all written Avatech Contracts, including all amendments thereto. There are no Avatech Contracts that are not in written form. Each Avatech Contract is valid and in full force and effect, is enforceable by Avatech or the applicable Avatech Subsidiary in accordance with its terms, and after the Effective Time will continue to be legal, valid, binding and enforceable on identical terms. The consummation of the Contemplated Transactions hereby shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from Avatech or any Avatech Subsidiary, the Surviving Corporation or Merger Partner or any Merger Partner Subsidiary to any Person under any Avatech Contract or give any Person the right to terminate or alter the provisions of any Avatech Contract.

(c)           Except as Disclosed in Part 3.10(c) of the Avatech Disclosure Schedule, neither Avatech nor any Avatech Subsidiary has materially violated or breached, or committed any material default under, any Avatech Contract, and, to the Knowledge of Avatech, no other Person has violated or breached, or committed any default under, any Avatech Contract.

(d)           Except as Disclosed in Part 3.10(d) of the Avatech Disclosure Schedule, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (i) result in a material violation or breach of any of the provisions of any Avatech Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Avatech Contract, (iii) give any Person the right to accelerate the maturity or performance of any Avatech Contract, or (iv) give any Person the right to cancel, terminate or modify any Avatech Contract.

(e)           Except as Disclosed in Part 3.10(e) of the Avatech Disclosure Schedule, neither Avatech nor any Avatech Subsidiary has received any written notice or other communication regarding any actual or possible violation or breach of, or default under, any Avatech Contract.

(f)           Neither Avatech nor any Avatech Subsidiary has waived any material rights under any Avatech Contract.

(g)           Except as Disclosed in Part 3.10(g) of the Avatech Disclosure Schedule, no Person is renegotiating, or has a right pursuant to the terms of any Avatech Contract to renegotiate, any amount paid or payable to Avatech or any Avatech Subsidiary under any Avatech Contract or any other material term or provision of any Avatech Contract.

(h)           There are no proposed Contracts that remains under consideration by Avatech, except for a Contract entered into in the Ordinary Course of Business, as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by Avatech (other than term sheets provided by Avatech or to Avatech by any third party related to the subject matter of this transaction).

(i)           Part 3.10(i) of the Avatech Disclosure Schedule provides an accurate and complete list of all Consents required under any Avatech Contract to consummate the Merger and the other Contemplated Transactions.

3.11       Liabilities; Fees, Costs and Expenses.

(a)           Neither Avatech nor any Avatech Subsidiary has any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for:  (i) liabilities identified in Avatech’s balance sheet included in its Form 10-Q for the quarter ended March 31, 2010 (the “Avatech Balance Sheet”), or otherwise described in Avatech’s Form 10-Q for the quarter ended March 31, 2010; (ii) liabilities that have been incurred since March 31, 2010 in the Ordinary Course of Business; (iii) liabilities which have arisen since March 31, 2010 in the Ordinary Course of Business; (iv) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet and (vi) liabilities which, individually or in the aggregate, have not, and would not reasonably be expected to, result in an Avatech Material Adverse Effect.

3.12       Compliance with Legal Requirements.  Avatech and each Avatech Subsidiary are, and since November 1, 2007 have been, in compliance in all material respects with all applicable Legal Requirements, except where any such noncompliance, individually or in the aggregate, has not, and would not reasonably be expected to, result in an Avatech Material Adverse Effect.  Avatech has not received, since November 1, 2007, any written notice or other communication from any Governmental Body or any other Person regarding (a) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, except as has not, and would not reasonably be expected to, result in an Avatech Material Adverse Effect, or (b) any actual, alleged, possible or potential obligation on the part of Avatech or the applicable Avatech Subsidiary to undertake, or to bear all or any portion of the cost of, any material cleanup or any material remedial, corrective or responsive action of any nature.  Avatech has delivered or made available to Merger Partner an accurate and complete copy of each report, study, survey or other document to which Avatech or any Avatech Subsidiary has access that addresses or otherwise relates to the compliance of Avatech and any Avatech Subsidiary with, or the applicability to Avatech or any Avatech Subsidiary of, any Legal Requirement.

3.13       Tax Matters.

(a)           All Tax Returns required to be filed by or on behalf of Avatech or any Avatech Subsidiary with any Governmental Body with respect to any taxable period ending on or after November 1, 2007 and on or before the Closing Date (the “Avatech Returns”) (i) have been or will be filed on or before the applicable due date (including any permitted extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects. All Taxes due required to be paid by Avatech or any Avatech Subsidiary on or before the Closing Date have been or will be paid on or before the Closing Date. Avatech has delivered or made available to Merger Partner accurate and complete copies of all Avatech Returns filed which have been requested by Merger Partner. Avatech had established in its books and records, in the Ordinary Course of Business, reserves adequate for the payment of all unpaid Taxes by Avatech or any Avatech Subsidiary for the period from June 30, 2009 through the Closing Date.

(b)           The Avatech Financial Statements fully accrue all liabilities for unpaid Taxes with respect to all periods through the dates thereof in accordance with GAAP.

(c)           Since November 1, 2007, no Avatech Return has ever been examined or audited by any Governmental Body and no examination or audit of any Avatech Return is currently in progress or, to the Knowledge of Avatech, threatened or contemplated. Avatech has delivered or made available to Merger Partner accurate and complete copies of all audit reports, private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of Avatech or any Avatech Subsidiary relating to Avatech Returns since November 1, 2007. Since November 1, 2007, (i) no extension or waiver of the limitation period applicable to any of the Avatech Returns has been granted (by Avatech, any Avatech Subsidiary or any other Person), and no such extension or waiver has been requested from Avatech or any Avatech Subsidiary; (ii) all Taxes that Avatech was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Body; and (iii) neither Avatech nor any Avatech Subsidiary has executed or filed any power of attorney with any taxing authority.

(d)           Since November 1, 2007, neither Avatech nor any Avatech Subsidiary (i) has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group of which only Avatech and Avatech Subsidiaries were members), (ii) has any liability for the Taxes of any person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, or otherwise, and (iii) has been a party to any joint venture, collaboration, partnership or other agreement that could be treated as a partnership for Tax purposes. Neither Avatech nor any Avatech Subsidiary is or, since November 1, 2007 has been, a party to or bound by any Tax indemnity agreement, Tax-sharing agreement, Tax allocation agreement or similar Contract. Neither Avatech nor any Avatech Subsidiary has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (y) in the two (2) years prior to the date of this Agreement or (z) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(e)           No claim or Legal Proceeding is pending or, to the Knowledge of Avatech, has been threatened against or with respect to Avatech or any Avatech Subsidiary in respect of any Tax. There are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by Avatech or any Avatech Subsidiary with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by Avatech or the applicable Avatech Subsidiary and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of Avatech or any Avatech Subsidiary except liens for current Taxes not yet due and payable. Neither Avatech nor any Avatech Subsidiary has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. Avatech has not been, and Avatech will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing Date.

(f)           None of the assets of Avatech or any Avatech Subsidiary (i) is property that is required to be treated as being owned by any other Person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code, or (iv) is subject to a lease under Section 7701(h) of the Code or under any predecessor section.

(g)          Since November 1, 2007, neither Avatech nor any Avatech Subsidiary has participated in an international boycott as defined in Section 999 of the Code.

(h)          Neither Avatech nor any Avatech Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (ii) installment sale or other open transaction disposition made on or prior to the Closing Date, or (iii) prepaid amount received on or prior to the Closing Date.

(i)           Since November 1, 2007, neither Avatech nor any Avatech Subsidiary has engaged in any “listed transaction” for purposes of Treasury Regulation sections 1.6011-4(b)(2) or 301.6111-2(b)(2) or any analogous provision of state or local law.

(j)           Neither Avatech nor any Avatech Subsidiary has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.  Neither Avatech nor any Avatech Subsidiary is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.14       Employee and Labor Matters; Benefit Plans.

(a)          Part 3.14(a) of the Avatech Disclosure Schedule accurately sets forth, with respect to each employee of Avatech or any Avatech Subsidiary (including any employee of Avatech or any Avatech Subsidiary who is on a leave of absence) with an annual base salary in excess of $100,000:

(i)           the name of such employee and the date as of which such employee was originally hired by Avatech or any Avatech Subsidiary;

(ii)          such employee’s title;

(iii)         the aggregate dollar amount of the wages, salary, and bonuses received by such employee from Avatech or any Avatech Subsidiary with respect to services performed in calendar year 2009;

(iv)         such employee’s annualized base salary as of the date of this Agreement; and

(v)          such employee’s primary office location.

(b)           There is no former employee of Avatech or any Avatech Subsidiary who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (from Avatech or any Avatech Subsidiary) relating to such former employee’s employment with Avatech or any Avatech Subsidiary.

(c)          To the Knowledge of Avatech:

(i)           no Key Employee of Avatech or any Avatech Subsidiary intends to terminate his employment with Avatech or the applicable Avatech Subsidiary; and

(ii)           no employee of Avatech or any Avatech Subsidiary is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on:  (A) the performance by such employee of any of his duties or responsibilities as an employee of Avatech or the applicable Avatech Subsidiary; or (B) Avatech’s or any Avatech Subsidiary’s business or operations.

(d)          Neither Avatech nor any Avatech Subsidiary is a party to or bound by, and, since November 1, 2007, neither Avatech nor any Avatech Subsidiary has ever been a party to or bound by any union contract, collective bargaining agreement or similar Contract in the United States.

(e)           Neither Avatech nor any Avatech Subsidiary is engaged, and since November 1, 2007 neither Avatech nor any Avatech Subsidiary has ever been engaged, in any unfair labor practice of any nature.  Since November 1, 2007, there has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting Avatech or any Avatech Subsidiary. To Avatech’s Knowledge, no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.  Except as Disclosed in Part 3.14(e) of the Avatech Disclosure Schedule, there are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of Avatech, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any employee of Avatech or any Avatech Subsidiary, including, without limitation, charges of unfair labor practices or discrimination complaints.  Avatech and each Avatech Subsidiary has good labor relations, and no reason to believe that the consummation of the Merger or any of the other Contemplated Transactions will have a material adverse effect on Avatech or any Avatech Subsidiary’s labor relations.

(f)           Part 3.14(f) of the Avatech Disclosure Schedule identifies each Avatech Plan sponsored, maintained, contributed to or required to be contributed to by Avatech or any Avatech Subsidiary for the benefit of any employee of Avatech or any Avatech Subsidiary in effect as of the date hereof.  Except to the extent required to comply with Legal Requirements, neither Avatech nor any Avatech Subsidiary intends or has committed to establish or enter into any new Avatech Plan, or to modify any Avatech Plan.

(g)           Avatech has delivered or made available to Merger Partner:  (i) correct and complete copies of all documents setting forth the terms of each Avatech Plan, including all amendments thereto, and all related trust documents or funding vehicles and amendments thereto; (ii) the two (2) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Avatech Plan; (iii) if required by ERISA, the two (2) most recent auditor’s reports for each Avatech Plan; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Avatech Plan; (v) all material written Contracts relating to each Avatech Plan, including administrative service agreements and group insurance contracts; (vi) all material written materials provided to any employee of Avatech or any Avatech Subsidiary relating to any Avatech Plan and any proposed Avatech Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to Avatech or any Avatech Subsidiary; (vii) all material correspondence to or from any Governmental Body relating to any Plan; (viii) the form of all COBRA forms and related notices; (ix) all insurance policies in the possession of Avatech or any Avatech Subsidiary pertaining to fiduciary liability insurance covering the fiduciaries for each Avatech Plan; (x) all discrimination tests required under the Code for each Avatech Plan intended to be qualified under Section 401(a) of the Code for the three (3) most recent plan years; and (xi) the most recent Internal Revenue Service determination or opinion letter issued with respect to each Avatech Plan intended to be qualified under Section 401(a) of the Code.

(h)           Avatech and each Avatech Subsidiary has performed all material obligations required to be performed by it under each Avatech Plan and is not in default under or violation of, and Avatech has no Knowledge of any default under or violation by any other party of, the terms of any Avatech Plan.  Each Avatech Plan has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code.  Any Avatech Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code or has remaining a period of time under applicable Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of that Avatech Plan.  No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Avatech Plan subject to ERISA or Section 4975 of the Code.  There are no claims or Legal Proceedings pending, or, to the Knowledge of Avatech, threatened or reasonably anticipated (other than routine claims for benefits), against any Avatech Plan or against the assets of any Avatech Plan.  There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of Avatech, threatened by any Governmental Body with respect to any Avatech Plan.  Since November 1, 2007, neither Avatech nor any Avatech Subsidiary has ever incurred any penalty or tax with respect to any Avatech Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code that remains unsatisfied.  Avatech and each Avatech Subsidiary have made all contributions and other payments required by and due under the terms of each Avatech Plan.

(i)           Since November 1, 2007, neither Avatech nor any Avatech Subsidiary has (i) maintained, established, sponsored, participated in, or contributed to any: (A) employee benefit pension plan (as defined in Section 3(2) of ERISA) (“Pension Plan”) subject to Title IV of ERISA; (B) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (C) “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA); (ii) maintained, established, sponsored, participated in or contributed to, any Pension Plan in which stock of Avatech or any Avatech Subsidiary is or was held as a plan asset; or (iii) maintained a Pension Plan or multiemployer plan, or the equivalent thereof, in a foreign jurisdiction (a “Avatech Foreign Plan).

(j)           Except as Disclosed in Part 3.14(j) of the Avatech Disclosure Schedule, no Avatech Plan provides (except at no cost to Avatech or any Avatech Subsidiary), or reflects or represents any liability of Avatech or any Avatech Subsidiary to provide, life insurance, health benefits or other employee welfare benefits to any Person for any reason after termination of employment with the Avatech or any Avatech Subsidiary, or the spouses or dependents of any such Person, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to Avatech or any Avatech Subsidiary, neither Avatech nor any Avatech Subsidiary has any obligation (whether oral or written) to any employee of Avatech or any Avatech Subsidiary (either individually or as a group) or any other Person to provide such employee(s) or other Person with life insurance, health benefits or other employee welfare benefits after terminating employment with the Avatech or any Avatech Subsidiary, except to the extent required by applicable Legal Requirements.

(k)           Neither the execution of this Agreement nor the consummation of the Contemplated Transactions will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Avatech Plan, Avatech Contract, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employees of Avatech or any Avatech Subsidiary.

(l)           Avatech and Avatech Subsidiaries:  (i) are, and at all times since November 1, 2007 have been, in substantial compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to their employees, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and any similar provisions of state law; (ii) have withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to their employees; (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable to the foregoing; and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for their employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of Avatech, threatened or reasonably anticipated claims or Legal Proceedings against Avatech or any Avatech Subsidiary under any worker’s compensation policy or long-term disability policy.

(m)           Except as Disclosed on Part 3.14(m) of the Avatech Disclosure Schedule, neither Avatech nor any Avatech Subsidiary is required to be, and, has not since November 1, 2007 ever been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.  Neither Avatech nor any Avatech Subsidiary has since November 1, 2007 ever made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in “withdrawal liability,” as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

(n)           To the Knowledge of Avatech, no officer of Avatech or any Avatech Subsidiary is subject to any injunction, writ, judgment, decree, or order of any court or other Governmental Body that would interfere with such officer’s efforts to promote the interests of Avatech or any Avatech Subsidiary, or that would interfere with the business of Avatech or any Avatech Subsidiary. Neither the execution nor the delivery of this Agreement, nor the carrying on of the business of Avatech or any Avatech Subsidiary as presently conducted will, to the Knowledge of Avatech, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any employee of Avatech or any Avatech Subsidiary may be bound.

(o)           There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of Avatech or any Avatech Subsidiary that, considered individually or considered collectively with any other such Contracts and/or other events, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. Neither Avatech nor any Avatech Subsidiary is a party to any Contract, nor does Avatech or any Avatech Subsidiary have any obligation (current or contingent), to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(p)           No holder of shares of Avatech Common Stock holds shares of Avatech Common Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made unless such shares were acquired on the exercise of an incentive stock option as defined in Section 422 of the Code.

(q)           Except as Disclosed in Part 3.14(q) of the Avatech Disclosure Schedule, every Avatech employee plan or arrangement, which includes any and all salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the “Avatech Plans”, and each individually a “Avatech Plan”) sponsored, maintained, contributed to or required to be contributed to by Avatech or any Avatech Subsidiary for the benefit of any employee of Avatech or any Avatech Subsidiary and which is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been since November 1, 2007, and is in operational and document compliance with Code Section 409A and applicable regulations and guidance issued thereunder, so that the additional tax described in Code Section 409A(a)(1)(B) will not be assessed against the individuals participating in any such non-qualified deferred compensation plan.

(r)           There is no service provider Contract with Avatech or any Avatech Subsidiary (i) that may not be canceled with advance notice of sixty (60) days or less or (ii) under which Merger Partner or any Merger Partner Subsidiary will be assessed a surrender charge or penalty upon cancellation.

(s)           Except as Disclosed on Part 3.14(s) of the Avatech Disclosure Schedule, no Avatech Plan is invested in any “stable value fund” (or similar arrangement) which assesses any back-end load or market value adjustment upon termination of such investment.

(t)           For purposes of each Avatech Plan, Avatech and each Avatech Subsidiary have correctly determined the status for each service provider to the Avatech and any Avatech Subsidiary as an employee, a leased employee or an independent contractor, as applicable.

3.15       Environmental Matters.  Avatech and each Avatech Subsidiary is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by Avatech and each Avatech Subsidiary of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Neither Avatech nor any Avatech Subsidiary has received since November 1, 2007 any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Avatech or any Avatech Subsidiary is not in compliance with any Environmental Law, and, to the Knowledge of Avatech, there are no circumstances that may prevent or interfere with Avatech’s or any Avatech Subsidiary’s compliance with any Environmental Law in the future. To the Knowledge of Avatech it has no material liability under any Environmental Laws. There are no Governmental Authorizations currently held by Avatech or any Avatech Subsidiary pursuant to Environmental Laws.

3.16       Legal Proceedings; Orders.

(a)           Except as Disclosed in Part 3.16(a) of the Avatech Disclosure Schedule, there is no pending Legal Proceeding, and to the Knowledge of Avatech, no Person has threatened to commence any Legal Proceeding, that involves Avatech or any Avatech Subsidiary or any assets owned or used by Avatech or any Avatech Subsidiary or any Person whose liability Avatech or any Avatech Subsidiary has or may have retained or assumed, either contractually or by operation of law (i) claiming damages in an amount in excess of $50,000; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the Knowledge of Avatech, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonable be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)           There is no order, writ, injunction, judgment or decree to which Avatech or any Avatech Subsidiary, or any of the assets owned or used by Avatech or any Avatech Subsidiary, is subject. To the Knowledge of Avatech, no officer or other employee of Avatech or any Avatech Subsidiary is subject to any order, writ, injunction, judgment or decree that relates to Avatech’s or any Avatech Subsidiary’s business or to any assets owned or used by Avatech or any Avatech Subsidiary.

3.17       Non-Contravention; Consents.  Subject to adoption of this Agreement by Avatech as the sole stockholder of Merger Sub and the filing of a Certificate of Merger as required by the DGCL, neither (a) the execution, delivery or performance of this Agreement or any of the Related Agreements, nor (b) the consummation of the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a)           contravene, conflict with or result in a violation of any of the provisions of the Avatech Constituent Documents;

(b)           contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Avatech or any Avatech Subsidiary, or any of the assets owned or used by Avatech or any Avatech Subsidiary, is subject;

(c)           result in a material conflict, violation or breach of, or result in a material default under, any provision of any Avatech Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Avatech Contract, (ii) accelerate the maturity or performance of any such Avatech Contract, or (iii) cancel, terminate or modify any such Avatech Contract; or

(d)           result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by Avatech or any Avatech Subsidiary (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of Avatech or any Avatech Subsidiary).

Except for those filings, notices or Consents Disclosed in Part 3.17 of the Avatech Disclosure Schedule, no filing with, notice to or Consent from any Person is required in connection with (y) the execution, delivery or performance of this Agreement or any of the Related Agreements, or (z) the consummation of the Merger or any of the other Contemplated Transactions.

3.18       No Vote Required.  No vote of the holders of Avatech’s capital stock is necessary to approve the issuance of the Merger Shares in connection with the Merger or any of the other Contemplated Transactions.

3.19       No Broker.  Except for and with respect to Duff & Phelps Securities, LLC and Duff & Phelps, LLC, the compensation of which shall be payable by Avatech, (a) neither Avatech nor Merger Sub has, directly or indirectly, engaged any broker, finder, investment banker or other intermediary in connection with the Merger or any of the other Contemplated Transactions, and (b) no action by Avatech or Merger Sub will cause or support any claim to be asserted against Merger Partner, the Surviving Corporation, or Avatech by any broker, finder, investment banker or other intermediary in connection with the Merger or any of the Contemplated Transactions.

3.20       Authority; Binding Nature of Agreement.  Avatech and Merger Sub have the absolute and unrestricted right, power and authority to enter into and perform their obligations under this Agreement and the Related Agreements to which Avatech is a party; and the execution, delivery and performance by Avatech and Merger Sub of this Agreement (including the contemplated issuance of the Merger Shares pursuant to the Merger in accordance with this Agreement) have been duly authorized by all necessary action on the part of Avatech and Merger Sub and their respective boards of directors, subject only to the adoption of this Agreement by Avatech as the sole stockholder of Merger Sub and the filing and recordation of the Certificate of Merger pursuant to the DGCL. This Agreement and each of the Related Agreements to which Avatech is a party have been duly executed and delivered by Avatech and Merger Sub, and, assuming due authorization, execution and delivery by the other Parties hereto, constitutes the legal, valid and binding obligation of Avatech and Merger Sub, enforceable against them in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors’ rights and the exercise of judicial discretion in accordance with general principles of equity.

3.21       Anti-Takeover Law; Rights Agreement.  The boards of directors of Avatech and Merger Sub have taken all actions necessary to ensure that the execution of this Agreement and the consummation of the Merger and the other Contemplated Transactions will be exempt from any anti-takeover or similar provisions of Avatech Constituent Documents, any Avatech Contract, and any applicable “moratorium”, “control share”, “fair price”, “interested stockholder” or other anti-takeover laws and regulations of any jurisdiction.  The Rights Agreement dated as of March 11, 2002 between Avatech and Wells Fargo Bank Minnesota, National Association has been terminated.

3.22       Insurance.  Avatech maintains insurance policies with reputable insurance carriers against all risks of a character as usually insured against, and in such coverage amounts as are usually maintained, by similarly situated companies in the same or similar businesses. Each such insurance policy is in full force and effect.  Since November 1, 2007, Avatech has not received any written notice or other communication regarding any actual or possible (a) cancellation or invalidation of any material insurance policy, (b) refusal of any coverage or rejection of any claim under any material insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any material insurance policy.

3.23       Related Party Transactions.

(a)           No Avatech Related Party has, and no Avatech Related Party has at any time since November 1, 2007 had, any direct or indirect interest in any material asset used in or otherwise relating to the business of Avatech or any Avatech Subsidiary.

(b)           No Avatech Related Party is, or since November 1, 2007 has been, indebted to Avatech or any Avatech Subsidiary.

(c)           Except as Disclosed in Schedule 3.23(c) of the Avatech Disclosure Schedule, since November 1, 2007, no Avatech Related Party has entered into, or has had any direct or indirect financial interest in, any Avatech Contract, transaction or business dealing involving Avatech or any Avatech Subsidiary.

(d)           No Avatech Related Party is competing, or has at any time since November 1, 2007 competed, directly or indirectly, with Avatech or any Avatech Subsidiary.

(e)           No Avatech Related Party has any claim or right against Avatech or any Avatech Subsidiary (other than rights under capital stock of Avatech and rights to receive compensation for services performed as an employee of Avatech or any Avatech Subsidiary).

3.24       Valid Issuance.  The Merger Shares to be issued pursuant to the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

3.25       Controls and Procedures, Certifications and Other Matters Relating to the Sarbanes-Oxley Act.

(a)           Avatech has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.  Avatech’s disclosure controls and procedures are designed to ensure that all material information required to be disclosed by Avatech in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Avatech’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.  Avatech’s management has evaluated, with the participation of its principal executive and principal financial officers, the effectiveness of Avatech’s disclosure controls and procedures as of the end of its most recent fiscal quarter, and such assessment concluded that such controls were effective at the reasonable assurance level.  Avatech’s management has completed an assessment of the effectiveness of Avatech’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended June 30, 2009, and such assessment concluded that such controls were effective.  To the Knowledge of Avatech, there is no reason to believe that Avatech, its independent registered public accounting firm, and its principal executive officer and principal financial officer, as the case may be, will not be able to provide the reports, certifications or attestations required pursuant to the rules and regulations applicable to Avatech adopted pursuant to Section 302 or Section 404 of the Sarbanes-Oxley Act or Items 307 or 308 of Regulation S-K when Avatech next files an Annual Report on Form 10-K and a Quarterly Report on Form 10-Q under the Exchange Act, without limitation as to the effectiveness of Avatech’s internal control over financial reporting or disclosure controls and procedures.  Neither Avatech nor, to the Knowledge of Avatech, its independent registered public accounting firm, has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by Avatech and Avatech Subsidiaries, in each case which has not been substantially remediated, or (ii) any fraud which involves Avatech’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by Avatech and Avatech Subsidiaries.  Since June 30, 2008, any material change in the internal control over financial reporting or failure or inadequacy of disclosure controls required to be disclosed in any Avatech SEC Document has been so disclosed.

(b)           Neither Avatech nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness or manner of filing or submission of any filing with the SEC, including without limitation any certifications required by Section 906 of the Sarbanes-Oxley Act.

(c)           To the Knowledge of Avatech, Avatech has not, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of Avatech.

3.26       Objections to the Merger.  Neither any member of the board of directors of Avatech nor any executive officer of Avatech, nor any of their respective Representatives, has received any written or oral indication from the Dissident Stockholders or from any Representative of the Dissident Stockholders that any of the Dissident Stockholders intends to object to or otherwise contest the Merger.

4.           REPRESENTATIONS, WARRANTIES AND COVENANTS OF DESIGNATOR

Except as Disclosed, the Designator makes the following representations and warranties to Avatech and Merger Sub, as of the date hereof and as of the Closing Date.  The Schedule of the Designator is referred to herein as the “Designator Disclosure Schedule”.

4.1         Representations.  The Designator makes the representations and warranties set forth below to Avatech and Merger Sub in respect of its acquisition of the Merger Shares pursuant to the terms of this Agreement, as of the date hereof and as of the Closing Date.  For the avoidance of doubt, the representations, warranties and covenants set forth in this Article 4: (i) are the only representations, warranties and covenants made by the Designator in this Agreement; (ii) are included in this Agreement solely for the purpose of supporting the exemption from registration under the federal securities laws in connection with the issuance and sale of the Merger Shares, and (iii) do not in any way qualify or otherwise modify the representations and warranties of Avatech or Merger Sub contained in this Agreement.

(a)          The Designator understands and acknowledges that Avatech is relying on the accuracy and completeness of the representations and warranties made in this Section 4 in complying with applicable federal and state securities laws.  The Designator has its principal office in the state listed in the Preamble to this Agreement, and has no present intention of changing such principal office.

(b)          The Designator has received from Avatech the following documents:  (i) Avatech’s annual report to stockholders for the year ended June 30, 2009; (ii) Avatech’s Annual Report on Form 10-K for the year ended June 30, 2009; (iii) Avatech’s definitive proxy statement on Schedule 14A for the annual meeting held on November 5, 2009; (iv) Avatech’s Quarterly Reports on Form 10-Q for the quarters ended September 30, 2009, December 31, 2009, and March 31, 2010; and (v) Avatech’s Current Reports on Form 8-K filed on August 13, 2009, October 16, 2009, December 30, 2009, January 15, 2010, June 29, 2010 (as amended on June 29, 2009).

(c)          The Designator is acquiring the Merger Shares solely for investment, solely for the Designator’s own account, not for the account of any other person, and not for distribution, assignment or resale to others except in compliance with federal and applicable state securities laws.

(d)          The Designator has carefully read this Agreement and, to the extent the Designator believes necessary, has discussed with the Designator’s professional and tax advisors with respect to the financial and tax consequences of an investment in Avatech, as well as the suitability of its acquisition of the Merger Shares, based on the Designator’s circumstances.

(e)          The Designator has had a reasonable opportunity, at a reasonable time prior to the Designator’s investment in Avatech, to ask questions of and receive answers from Avatech or other representative of Avatech concerning the terms and conditions of the offering of the Merger Shares, and Avatech and its operations.

(f)           No oral representations have been made to the Designator in connection with the offering of the Merger Shares which are in any manner inconsistent with the materials that have been disclosed to the Designator.

(g)          The Designator has neither relied upon nor seen any form of advertising or general or public solicitation, including communications published in or broadcasted by any print or electronic medium and mass mailings, in connection with the offering of the Merger Shares, and is aware of no such solicitation or advertisement received by others.

(h)          The Designator (i) acknowledges that an investment in Avatech involves a high degree of risk, that there is a limited market for the Merger Shares, that no significant market for the Merger Shares may develop, that limited rights exist to transfer the Merger Shares, and, therefore, that the Designator may be required to hold the Merger Shares indefinitely and may not realize any liquidity from any sale of the Merger Shares; (ii) has the financial means to make an investment in Avatech; and (iii) is able to bear the economic risk of an investment in Avatech.

(i)           The Designator is not (i) an employee benefit plan subject to ERISA or Section 4975 of the Code or (ii) an entity whose assets are deemed to be assets of such an employee benefit plan.

(j)           As of the date of the Designator’s acquisition of the Merger Shares, (i) the value of all securities owned by the Designator of all issuers that are or would be, but for the exemption set forth in Section 3(c)(1)(A) of the Investment Company Act of 1940, as amended, excluded from the definition of “investment company” under such Act solely by reason of Section 3(c)(1) thereof, will not exceed 10% of the value of the Designator’s total assets, and (ii) the Designator is not relying on Section 3(c)(1) of such Act as an exemption from classification as an investment company.

(k)          The Designator acknowledges that (i) the Merger Shares have not been registered under the Securities Act or any applicable state securities or “Blue Sky” laws (the “State Acts”), and are being offered and sold pursuant to exemptions from registration under the Securities Act by virtue of Section 4(2) of the Act and/or the provisions of Regulation D promulgated under Section 3(b) of the Securities Act, and such exemptions depend in part upon the accuracy of the statements, representations and agreements made by the Designator in Section 4 of this Agreement, and (ii) the Designator understands that the merits of investment in the Merger Shares have not been reviewed by, passed on, or submitted for review to any federal or state agency or other regulatory organization.

(l)           The Designator has the absolute and unrestricted right, power and authority to enter into this Agreement; and the execution and delivery of this Agreement by the Designator have been duly authorized by all necessary action on the part of the Designator. This Agreement has been duly executed and delivered by the Designator, and, assuming due authorization, execution and delivery by the other Parties hereto, constitutes the legal, valid and binding obligation of the Designator, enforceable against the Designator in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors’ rights and the exercise of judicial discretion in accordance with general principles of equity.

4.2         Covenants.

(a)          The Designator agrees that the Designator will not take, or cause to be taken any action with respect to the Merger Shares that would cause the Designator to be deemed an “underwriter” with respect to the Merger Shares, as defined in Section 2(11) of the Securities Act.

(b)          Subject to Section 5.6(c) hereof, the Designator agrees to not sell, pledge, hypothecate, donate or otherwise transfer (whether or not for consideration) the Merger Shares except (i) pursuant to an effective registration statement under the Securities Act and all applicable State Acts, (ii) to Avatech, or (iii) pursuant to an exemption from registration under the Securities Act and the State Acts, subject to the right of Avatech, prior to any such offer, sale or transfer, to require the delivery of an opinion of counsel satisfactory to Avatech that such registration is not required.

5.           CERTAIN AGREEMENTS OF THE PARTIES

5.1         Indemnification of Officers and Directors; Liability Insurance.

(a)           From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, each of Avatech and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time since November 1, 2007, or who becomes prior to the Effective Time, a director or officer of Avatech or Merger Partner, or any of their respective Subsidiaries (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Avatech or Merger Partner, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for directors or officers of Delaware corporations. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Avatech and the Surviving Corporation, jointly and severally, upon receipt by Avatech or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b)           For six (6) years after the Closing Date, except as otherwise required by a Legal Requirement, (i) the board of directors of Avatech shall not take any action that will cause the certificate of incorporation and bylaws of Avatech to contain provisions less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Avatech than are presently set forth in such certificate of incorporation and bylaws; and (ii) the board of directors of the Surviving Corporation shall not take any action that will cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Merger Partner or Surviving Corporation than are presently set forth in the certificate of incorporation and bylaws of Surviving Corporation.

(c)           Surviving Corporation shall purchase an insurance policy, with an effective date as of the Closing Date, which, to the extent not otherwise provided for in Merger Partner’s current policy, to the extent such policy remains in effect following the Closing, maintains in effect for six (6) years from the Closing Date the current directors’ and officers’ liability insurance policies maintained by Merger Partner (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall Surviving Corporation be required to expend pursuant to this Section 5.1(c) more than an amount equal to 200% of current annual premiums paid by Merger Partner for such insurance.

(d)           Avatech shall purchase an insurance policy, with an effective date as of the Closing Date, which, to the extent not otherwise provided for in Avatech’s current policy, to the extent such policy remains in effect following the Closing, maintains in effect for six (6) years from the Closing Date the current directors’ and officers’ liability insurance policies maintained by Avatech (provided that Avatech may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall Avatech be required to expend pursuant to this Section 5.1(d) more than an amount equal to 200% of current annual premiums paid by Avatech for such insurance.

(e)           Avatech shall maintain a policy of directors’ and officers’ liability insurance, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Avatech, provided, however, that such coverage limits shall not be less than those of Merger Partner’s current policy of directors’ and officers’ liability insurance.

(f)           Avatech and the Surviving Corporation, as applicable, shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the Persons referred to in this Section 5.1 in connection with their enforcement of their rights provided in this Section 5.1.

(g)           The provisions of this Section 5.1 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Avatech, Merger Partner and the Surviving Corporation by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of such current and former officers and directors, their heirs and their representatives.

(h)           In the event Avatech or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Avatech or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.1.

(i)           Avatech shall take all actions necessary to cause the Surviving Corporation to perform its obligations under this Section 5.1.

5.2         Additional Agreements.

(a)           Subject to Section 5.2(b), the Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 5.2(b), each Party to this Agreement:  (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Merger and the other Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Merger or any of the other Contemplated Transactions or for such Contract to remain in full force and effect, (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Merger or any of the other Contemplated Transactions and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

(b)           Notwithstanding anything to the contrary contained in this Agreement, no Party shall have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any Intellectual Property; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations; (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations; or (vi) to contest any Legal Proceeding or any order, writ, injunction or decree relating to the Merger or any of the other Contemplated Transactions if such Party determines in good faith that contesting such Legal Proceeding or order, writ, injunction or decree might not be advisable.

5.3         Disclosure.  Without limiting any Party’s obligations under the Confidentiality Agreement or the Letter of Intent, dated as of May 24, 2010, by and between Avatech and Merger Partner, neither Avatech nor Merger Party shall, and neither shall permit any of its Subsidiaries or Representatives to, issue any press release, except with respect to the content set forth in Exhibit B hereto, or make any other disclosure (to its customers or employees, to the public or otherwise) regarding the Merger or any of the other Contemplated Transactions unless: (a) the non-disclosing Party shall have approved such press release or disclosure in writing; or (b) such disclosing Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Legal Requirements and, to the extent practicable, before such press release or disclosure is issued or made, the disclosing Party provides the non-disclosing Party with at least two (2) Business Days’ prior written notice along with a copy of such press release or other disclosure, and consults with the non-disclosing Party regarding the text of such press release or disclosure.

5.4         Directors and Officers.

(a)           Prior to the Effective Time, Avatech shall take all action necessary (i) to cause the number of members of the board of directors of Avatech to be fixed at six (6) and the persons identified on Schedule 5.4(a)(i), concurrently with the Effective Time, to constitute the board of directors of Avatech, which action will be effective concurrently with the Effective Time, (ii) to cause the persons identified on Schedule 5.4(a)(ii), concurrently with the Effective Time, to be appointed as executive officers of Avatech, which action will be effective concurrently with the Effective Time, and (iii) to obtain the resignations of the directors identified on Schedule 5.4(a)(iii), which resignation will be effective concurrently with the effectiveness of the elections referred to in clause (i).  If any person so designated to be a director shall prior to the Effective Time be unable or unwilling to hold office beginning concurrently with the Effective Time, a majority of the directors of Avatech (if such person is an Affiliate of Avatech) or a majority of the directors of Merger Partner (if such person is an Affiliate of Merger Partner) shall designate another to be appointed or nominated for election as a director in his or her place.

(b)           For so long as the Designator continues to own at least twenty-five percent (25%) of the Merger Shares, (i) Avatech shall maintain a board of directors consisting of no more than six (6) individuals and (ii) the board of directors of Avatech shall nominate three (3) individuals designated by the Designator to serve on the board of directors of Avatech (the “Merger Partner Nominees”) and recommend that the Avatech stockholders vote to elect such Merger Partner Nominees as directors of Avatech and shall fill any vacancy that may arise upon the resignation of any of the Merger Partner Nominees with a new director designated by the Designator.  The rights and obligations set forth in this Section 5.4(b) shall be set forth in a stockholders agreement between Avatech, the Designator and the directors and executive officers of Avatech in the form attached as Exhibit C hereto (the “Stockholders Agreement”).

(c)           At Avatech’s first Annual Meeting of Stockholders following the Closing, the board of directors of Avatech shall (i) nominate two (2) individuals to serve on the board of directors of Avatech, each of which must have been serving on the board of directors of Avatech immediately prior to the Effective Time (the “Avatech Nominees”), and recommend that the Avatech stockholders vote to elect such Avatech Nominees as directors of Avatech, and (ii) until the earlier of the date immediately preceding the date of the second Annual Meeting of Stockholders of Avatech after the Closing Date and the date on which the Designator no longer owns at least twenty-five percent (25%) of the Merger Shares (the “Continuing Director Period”), fill any vacancy that may arise upon the resignation of any of the Avatech Nominees with a new director who is an individual who was serving on the board of directors of Avatech immediately prior to the Effective Time.  In the case of either items (i) or (ii) of the preceding sentence, in event that no individual who was serving on the board of directors of Avatech immediately prior to the Effective Time is available or willing to serve as a director of Avatech, then the identity of the nominee or new director, as the case may be, shall be at the discretion of the board of directors of Avatech provided that any such nominee or new director shall not be an “affiliate” of the Designator or Merger Partner as that term is defined in Securities Act Rule 405.  Notwithstanding the foregoing, in no event shall the rights and obligations under this Section 5.4(c) apply to the nomination, election or appointment of any director for any term, or in the case of an appointment to fill a vacancy in the board, any remaining portion of a term, that extends beyond the expiration of the Continuing Director Period.  The rights and obligations set forth in this Section 5.4(c) shall be set forth in the Stockholders Agreement.

(d)           At the Effective Time, Avatech and the Surviving Corporation shall take all action necessary (i) to cause the number of members of the Surviving Corporation’s board of directors to be fixed at two (2) and Marc L. Dulude and Lawrence Rychlak to be elected to the Surviving Corporation’s board of directors, which action will be effective concurrently with the Effective Time, and (ii) effective concurrently with such appointment, to obtain the resignations, or to cause the removal without cause, of the directors identified on Schedule 5.4(d)(ii).  If any person so designated to be a director shall prior to the Effective Time be unable or willing to hold office beginning concurrently with the Effective Time, Merger Partner (if such person is an Affiliate of Merger Partner) shall designate another person to be appointed as a director to his or her place.

(e)           The board of directors of Avatech effective as of the Effective Time, shall appoint the following Persons as officers of Avatech, to serve in the capacity indicated:  Richard A. Charpie, Chairman of Avatech; Marc L. Dulude, CEO of Avatech; and Lawrence Rychlak, President and Chief Financial Officer of Avatech.

5.5         Tax Matters.

(a)           Avatech, Merger Sub and Merger Partner each agree to use their respective commercially reasonable efforts to cause the Merger to qualify, and will not take any actions or fail to take any actions, which could reasonably be expected to prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.  Avatech, Merger Sub and Merger Partner shall report, to the extent required by the Code or the regulations thereunder, the Merger for United States federal income tax purposes as a reorganization within the meaning of Section of 368(a) of the Code.

(b)           This Agreement is intended to constitute, and the Parties hereto hereby adopt this Agreement as, a “plan or reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Avatech, Merger Sub and Merger Partner shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c)           On or prior to the Closing, Merger Partner shall deliver to Avatech a notice that the Merger Partner Common Stock is not “U.S. real property interests” in accordance with Treasury Regulations under Sections 897 and 1445 of the Code, together with evidence reasonably satisfactory to Avatech that Merger Partner delivered or made available notice to the Internal Revenue Service in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

5.6           Surrender of Escrowed Shares.

(a)           If at any time during the Escrow Period Avatech redeems or repurchases any of the Outstanding Preferred Shares, then the Designator shall surrender to Avatech that number of Escrowed Shares equal to 150% of the shares of Avatech Common Stock into which such redeemed Outstanding Preferred Shares could have been converted immediately following the Effective Time after giving effect to the issuance of the Initial Merger Shares. Any Escrowed Shares so surrendered shall be canceled and shall constitute authorized but unissued shares of Avatech Common Stock.

(b)           The Designator shall execute and deliver to Avatech at the Closing a stock power in the form attached hereto as Exhibit D, endorsed in blank, with respect to the Escrowed Shares (the “Stock Power”).  Avatech shall use the stock power to cancel any Escrowed Shares that are surrendered pursuant to Section 5.6(a) hereof.  Upon the expiration of the Escrow Period, subject to Section 5.6(a), Avatech shall return the stock power to the Designator and deliver to the Designator the stock certificate required under Section 1.7.

(c)           During the Escrow Period, (i) the Escrowed Shares may not be transferred or otherwise disposed of by the Designator, including by way of sale, assignment, transfer, pledge, hypothecation or otherwise, (ii) subject to the foregoing limitation on transfer, the Designator shall have all of the rights and liabilities of a stockholder with respect to the Escrowed Shares which have not been surrendered pursuant to Section 5.6(a), including, without limitation, the right to vote such Escrowed Shares and the right to receive dividends and other distributions thereon, and (iii) Avatech shall take such actions as may be necessary or proper to ensure that the Designator may enjoy and exercise such stockholder rights.  No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Escrowed Shares by the Designator in violation of item (i) of this Section 5.6(c) shall be valid, and Avatech will not transfer any of said Escrowed Shares on its books.

6.           CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to consummate the Contemplated Transactions at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1         No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement which has the effect of making the consummation of the Merger or any of the Contemplated Transactions illegal.

6.2         Stockholder Approval.  This Agreement shall have been duly adopted by the Required Merger Partner Stockholder Vote.

6.3         Governmental Authorization.  Every Governmental Authorization required to be obtained by the Parties in respect of the Contemplated Transactions shall have been obtained and shall be in full force and effect, and all waiting periods required by such Government Authorization and/or applicable law to pass shall have passed or been waived.

6.4         Fairness Opinion.  Avatech’s board of directors shall have received an opinion from a nationally-recognized investment banking firm, in form reasonably satisfactory to such board of directors, to the effect that the Merger is fair and reasonable to the holders of Avatech’s capital stock.

6.5         Third Party Consents.  Merger Partner and Merger Partner Subsidiaries and Avatech and Avatech Subsidiaries shall have made or obtained all material filings, notices or Consents (other than the filing of any required Certificate of Merger required in connection with the Merger) set forth in Part 2.17 of the Merger Partner Disclosure Schedule and Part 3.17 of the Avatech Disclosure Schedule, respectively, that are required to be made or obtained by them to execute and deliver this Agreement and the agreements required hereby and to consummate the Contemplated Transactions.

6.6         No Adverse Litigation.  As of the Closing, no action, suit, or proceeding shall be pending against any Party which might materially and adversely affect the Contemplated Transactions, including, without limitation, any suit by the Dissident Stockholders to prevent, enjoin or restrain the Merger.

7.           ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF AVATECH AND MERGER SUB

The obligations of Avatech and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Avatech, at or prior to the Closing, of each of the following conditions:

7.1         Accuracy of Merger Partner Representations.  The representations and warranties of Merger Partner contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Merger Partner Material Adverse Effect, or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Merger Partner Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded); provided, however, that the representations and warranties set forth in Sections 2.1(a), 2.3(a) and (b), 2.18, and 2.19 shall be true and correct in all respects.

7.2         Accuracy of Designator Representations.  The representations and warranties of the Designator contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on the Closing Date except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all material respects as of such date).

7.3         Performance of Covenants.  Merger Partner shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or on the Closing.

7.4         Merger Partner Obligations Triggered by Contemplated Transactions.  All legal obligations of Merger Partner and Merger Partner Subsidiaries that would be triggered by the Contemplated Transactions, including, but not limited to, obligations of Merger Partner or Merger Partner Subsidiaries resulting from any “change of control” provisions, shall have been removed or otherwise resolved to the reasonable satisfaction of Avatech.

7.5         Agreements and Other Documents.  Avatech shall have received the following documents:

(a)           a registration rights agreement in the form of Exhibit E hereto, providing certain registration rights to the Designator (the “Registration Rights Agreement”), executed by the Designator;

(b)           the Stockholders Agreement, executed by the Designator;

(c)           a certificate executed by the chief executive officer or chief financial officer of Merger Partner, dated as of the Closing Date, confirming that the conditions set forth in Sections 7.1 and 7.3 have been duly satisfied;

(d)           the notice contemplated by Section 5.5(c);

(e)           certificates of good standing (or equivalent documentation) issued in respect of Merger Partner and the Designator by the Delaware Secretary of State;

(f)           a copy of the Merger Partner Certificate of Incorporation certified by the Delaware Secretary of State of Delaware;

(g)           certificates executed by the secretary of Merger Partner as to (i) the incumbency of Merger Partner’s officers, and (ii) the adoption of resolutions of the board of directors of Merger Partner approving and authorizing this Agreement and declaring it advisable, authorizing the consummation by Merger Partner of the Contemplated Transactions to be performed by Merger Partner, and directing that the Agreement and the consummation of the Merger by Merger Partner be submitted to the sole stockholder of Merger Partner for consideration at a regular or special meeting thereof;

(h)           a certificate as to the adoption of resolutions of the sole stockholder of Merger Partner authorizing and approving the Merger on the terms set forth in this Agreement (or, alternatively, a copy of the written consent of sole stockholder approving the consummation by Merger Partner of the Contemplated Transactions);

(i)           a certificate representing all of the outstanding shares of Merger Partner Common Stock;

(j)           a copy of the executed agreement and plan of merger relating to the LLC Merger, including all exhibits and schedules thereto; and

(k)           the Stock Power, duly executed by the Designator.

7.6         No Merger Partner Material Adverse Effect.  Since the date of the Merger Partner Balance Sheet, there has not been a Merger Partner Material Adverse Effect.

8.           ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF MERGER PARTNER

The obligations of Merger Partner to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Merger Partner, at or prior to the Closing, of each of the following conditions:

8.1         Accuracy of Avatech and Merger Sub Representations.  The representations and warranties of Avatech and Merger Sub contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Avatech Material Adverse Effect, or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Avatech Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded); provided, however, that the representations and warranties set forth in Sections 3.1(a), 3.3(a) and (b), 3.17, 3.18, and 3.19 shall be true and correct in all respects.

8.2         Performance of Covenants.  Avatech and Merger Sub shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by them prior to or on the Closing.

8.3         Avatech Obligations Triggered by Merger.  All legal obligations of Avatech that would be triggered by the Merger or the execution of this Agreement, including, but not limited to, Avatech obligations stemming from any “change of control” provisions, anti-dilution provisions, participation or pre-emptive rights and any shareholder rights plan, shall have been removed or otherwise resolved to the reasonable satisfaction of Merger Partner.

8.4         Agreements and Other Documents.  Merger Partner shall have received the following documents:

(a)         a certificate executed by the chief executive officer or chief financial officer of Avatech, dated as of the Closing Date, confirming that the conditions set forth in Sections 8.1 and 8.2 have been duly satisfied;

(b)         certificates of good standing (or equivalent documentation) issued in respect of Avatech and Merger Sub by the Delaware Secretary of State;

(c)         a certificate executed by the secretary of Avatech as to (i) the incumbency of Avatech’s officers, and (ii) the adoption of resolutions of the board of directors of Avatech approving and authorizing the execution of this Agreement and the consummation of the Contemplated Transactions by Avatech and Merger Sub;

(d)         a certificate executed by the secretary of Merger Sub as to (i) the incumbency of Merger Sub’s officers, and (ii) the adoption of resolutions of the board of directors of Merger Sub approving and authorizing this Agreement and declaring it advisable, authorizing the consummation by Merger Sub of the Contemplated Transactions, and directing that the Agreement and the consummation of the Merger by Merger Sub be submitted to the sole stockholder of Merger Sub for consideration at a regular or special meeting thereof;

(e)         a certificate as to the adoption of resolutions of the sole stockholder of Merger Sub authorizing and approving the Merger on the terms set forth in this Agreement (or, alternatively, a copy of the written consent of sole stockholder approving the consummation by Merger Sub of the Contemplated Transactions); and

8.5         No Avatech Material Adverse Effect.  Since March 30, 2010, there has not been an Avatech Material Adverse Effect.

8.6         Designator Closing Deliverables.  The Designator shall have received the documents set forth in Section 9.3.

9.           ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF DESIGNATOR

The obligations of the Designator to consummate the transactions to be consummated by it at the Closing are subject to the satisfaction or the written waiver by the Designator, at or prior to the Closing, of each of the following conditions:

9.1         Accuracy of Representations.  The representations and warranties of Avatech, Merger Sub and Merger Partner contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Avatech Material Adverse Effect or a Merger Partner Material Adverse Effect, respectively, or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Avatech Material Adverse Effect” qualifications, all “Merger Partner Material Adverse Effect” qualifications, and all other qualifications based on the word “material” contained in such representations and warranties shall be disregarded); provided, however, that the representations and warranties set forth in Sections 2.1(a), 2.3(a) and (b), 2.18, 2.19, 3.1(a), 3.3(a) and (b), 3.17, 3.18, and 3.19 shall be true and correct in all respects.

9.2         Performance of Covenants.  Avatech, Merger Sub and Merger Partner shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by them prior to or on the Closing.

9.3         Agreements and Other Documents.  The Designator shall have received the following documents:

(a)           the Registration Rights Agreement, executed by Avatech;

(b)           the Stockholders Agreement, executed by Avatech and the directors and executive officers of Avatech and all investment funds affiliated with such directors;

(c)           a certificate representing the Initial Merger Shares; and

(d)           evidence that the Escrowed Shares Certificate has been issued.

10.          MISCELLANEOUS PROVISIONS

10.1       Non-Survival of Representations, Warranties and Covenants.  The representations, warranties and covenants of Merger Partner, Merger Sub, Avatech and the Designator contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time; provided, however, that the covenants set forth in Sections 4.2, 5.1, 5.2, 5.3 (with respect to the initial public disclosure regarding the consummation of the transactions contemplated by this Agreement), 5.4, 5.5 and 5.6 shall survive the Effective Time in accordance with their terms.

10.2       Amendment.  This Agreement may be amended with the approval of the respective boards of directors of Merger Partner and Avatech at any time (whether before or after the adoption of this Agreement by the stockholders of Merger Partner or Merger Sub); provided, however, that after any such adoption of this Agreement by the stockholders of Merger Partner or Merger Sub, no amendment shall be made which by law requires further approval of the stockholders of Merger Partner or Merger Sub without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Merger Partner, Avatech and Merger Sub.

10.3       Reserved.

10.4       Expenses.  Subject to Section 10.8 and Section 10.13, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided, however, that all fees incurred in connection with the Registration Rights Agreement shall be paid in accordance with the terms thereof.

10.5       Waiver.

(a)           No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)           No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.6       Entire Agreement; Counterparts; Exchanges of Signatures.  This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement and the confidentiality provisions set forth in the Letter of Intent, dated as of May 24, 2010, by and between Avatech and Merger Partner shall not be superseded and shall remain in full force and effect in accordance with their terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.7       Applicable Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. Each of the Parties to this Agreement (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the Contemplated Transactions, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding (including counter-claims) arising out of or relating to this Agreement or any of the Contemplated Transactions in any other court. Each of the Parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party hereto may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10.9.  Nothing in this Section 10.7, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

10.8       Attorneys’ Fees.  In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties under this Agreement, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.9       Assignability; No Third Party Beneficiaries.  This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than: (a) the Parties hereto; (b) rights pursuant to Section 1, and (c) rights contemplated by Section 5.1 and Section 5.4) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.10     Notices.  Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or by facsimile to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other Parties hereto):

if to Avatech or Merger Sub:

Avatech Solutions, Inc.
10715 Red Run Boulevard, Suite 101
Owings Mills, MD 21117
Telephone:   (410) 581-8080
Facsimile:      (410) 753-1591
Attention:     Lawrence Rychlak, President/CFO

With a copy to:

Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC
The Garrett Building
233 East Redwood Street
Baltimore, MD 21202-3332
Telephone:    (410) 576-4000
Facsimile:       (410) 576-4196
Attention:      Andrew D. Bulgin, Esq.
Abba David Poliakoff, Esq.

if to Merger Partner:

Rand Worldwide, Inc.
161 Worcester Road, Suite 401
Framingham, MA  01701
Telephone:    (508) 663-1400
Facsimile:       (508) 663-1401
Attention:      Marc L. Dulude

With a copy to:

Edwards Angell Palmer & Dodge LLP
111 Huntington Avenue
Boston, MA  02199
Telephone:    (617) 239-0753
Facsimile:       (617) 227-4420
Attention:      James T. Barrett, Esq.
Matthew J. Gardella, Esq.

if to the Designator:

RWWI Holdings LLC
c/o Ampersand Ventures
55 William St., Ste. 240
Wellesley, MA 02481
Telephone:  (781) 239-0700
Facsimile:  (781) 239-0824
Attention: J. David Jacobs, Esq.

With a copy to:

Edwards Angell Palmer & Dodge LLP
111 Huntington Avenue
Boston, MA  02199
Telephone:    (617) 239-0753
Facsimile:       (617) 227-4420
Attention:      James T. Barrett, Esq.
Matthew J. Gardella, Esq.

10.11     Cooperation.  Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

10.12     Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.13     Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being the addition to any other remedy to which they are entitled at law or in equity.

10.14     Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.  FURTHER, EACH OF THE PARTIES HERETO HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF ANY OTHER PARTY OR ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY OR PERSON WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION.  EACH OF THE PARTIES HERETO HEREBY ACKNOWLEDGES THAT THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY THIS SECTION 10.14.

10.15     Construction.

(a)         For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)         The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)         As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)         Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

(e)         The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

AVATECH SOLUTIONS, INC.

By:	/s/ Lawrence Rychlak
Name:	Lawrence Rychlak
Title:	President and Chief Financial Officer

ASRW ACQUISITION SUB, INC.

By:	/s/ Lawrence Rychlak
Name:	Lawrence Rychlak
Title:	President and Chief Financial Officer

RAND WORLDWIDE, INC.

By:	/s/ Marc L. Dulude
Name:	Marc L. Dulude
Title:	President and Chief Executive Officer

RWWI HOLDINGS LLC

By:	AMP-06 Management Company
Limited Partnership, its General Partner
By:	AMP-06 MC LLC, its General Partner

By:	/s/ Richard A. Charpie
Name:	Richard A. Charpie
Title:	Principal Managing Member

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

EXHIBITS AND SCHEDULES

Exhibits

Exhibit A              Definitions
Exhibit B               Joint Press Release*
Exhibit C               Form of Stockholders Agreement*
Exhibit D               Form of Stock Power*
Exhibit E               Form of Registration Rights Agreement*

Schedules

Merger Partner Disclosure Schedule*
Avatech Disclosure Schedule*
Designator Disclosure Schedule*
Schedule 5.4(a)(i)               Directors of Avatech*
Schedule 5.4(a)(ii)              Executive Officers of Avatech*
Schedule 5.4(a)(iii)             Directors to Resign from Board of Directors of Avatech*
Schedule 5.4(b)(ii)              Directors to Resign from Board of Directors of Surviving Corporation*

*  All Exhibits other than Exhibit A and all schedules to the Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  The Company hereby agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

EXHIBIT A

DEFINITIONS

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Affiliate.  “Affiliate” shall mean any Person under common control with such Party within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

Agreement.  “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

Avatech Common Stock.  “Avatech Common Stock” shall mean the Common Stock, $0.01 par value per share, of Avatech.

Avatech Contract.  “Avatech Contract” shall mean any material Contract:  (a) to which Avatech or any of its Subsidiaries is a party; (b) by which Avatech, any of its Subsidiaries or any Avatech IP Rights, Avatech Licensed IP or any other asset of Avatech or its Subsidiaries is or may become bound or under which Avatech or any of its Subsidiaries has, or may become subject to, any obligation; or (c) under which Avatech or any of its Subsidiaries has or may acquire any right or interest.

Avatech Excluded Warrants.  “Avatech Excluded Warrants” shall mean the warrants to purchase an aggregate of 726,102 shares of Avatech Common Stock held by Sigma Opportunity Fund, LLC, Gary Clark, Robert Post, George Davis, Sigma Capital Advisors, LLC.

Avatech IP Rights.  “Avatech IP Rights” shall mean all Intellectual Property Rights which Avatech or any of its Subsidiaries have or purport to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise).

Avatech IP Rights Agreement.  “Avatech IP Rights Agreement” shall mean any instrument or agreement governing any Avatech IP Rights or Avatech Licensed IP to which Avatech or any of its Subsidiaries are a party.

Avatech Licensed IP.  “Avatech Licensed IP” means all Intellectual Property Rights licensed to Avatech or any of its Subsidiaries (regardless whether licensed exclusively or nonexclusively), including but not limited to any licenses to use, distribute, resell, or access third party software or databases.

Avatech IP Rights Agreement.  “Avatech IP Rights Agreement” shall mean any instrument or agreement governing any Avatech IP Rights.

Avatech Options.  “Avatech Options” shall mean options to purchase shares of Avatech Common Stock issued by Avatech.

Avatech Material Adverse Effect.  “Avatech Material Adverse Effect” shall mean any effect, change, event, circumstance or development (each such item, an “Effect”) that, considered together with all other Effects that had occurred prior to the date of determination of the occurrence of the Avatech Material Adverse Effect, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition, capitalization, assets (including Intellectual Property Rights), operations or financial performance or prospects of Avatech and its Subsidiaries taken as a whole; or (b) the ability of Avatech to consummate the Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Avatech Material Adverse Effect:  (i) any change in the business, financial condition, capitalization, assets, operations or financial performance or prospects of Avatech and the Avatech Subsidiaries taken as a whole caused by, related to or resulting from, directly or indirectly, the Contemplated Transactions or the announcement thereof, (ii) any adverse change, effect or occurrence attributable to the United States economy as a whole or the industries in which Avatech competes, (iii) any act or threat of terrorism or war anywhere in the world, (iv) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof (provided, that in the case of the foregoing clauses (ii), (iii) and (iv), to the extent such changes or developments referred to therein have a materially disproportionate impact on Avatech and its Subsidiaries, taken as a whole, relative to other companies in the industries and in the geographic markets in which Avatech and its Subsidiaries operate), (v) any Effect resulting from the announcement of the Merger, and (vi) any change in the stock price or trading volume of Avatech independent of any other event that would be deemed to have an Avatech Material Adverse Effect (provided that the exception in this clause (vi) shall not prevent or otherwise affect a determination that any fact, circumstance, event, condition, occurrence or change underlying such change has resulted in, or contributed to, an Avatech Material Adverse Effect).

Avatech Preferred Stock.  “Avatech Preferred Stock” shall mean the preferred stock, $0.01 par value per share, of Avatech authorized under its Certificate of Incorporation.

Avatech Registered IP.  “Avatech Registered IP” shall mean all Avatech IP Rights that are registered, filed or issued under the authority of, with or by any Governmental Body (or, with respect to domain names, a domain name registrar or agent), including all patents, registered copyrights, registered trademarks, domain name registrations, and all applications for any of the foregoing.

Avatech Related Party.  “Avatech Related Party” shall mean any affiliate, as defined in Rule 12b-2 under the Securities Act.

Avatech Restricted Shares.  “Avatech Restricted Shares” shall mean restricted shares of Avatech Common Stock.

Avatech Series D Preferred Stock.  “Avatech Series D Preferred Stock” shall mean the Series D Convertible Preferred Stock, $0.01 par value per share, of Avatech.

Avatech Series E Preferred Stock.  “Avatech Series E Preferred Stock” shall mean the Series E Convertible Preferred Stock, $0.01 par value per share, of Avatech.

Avatech Series F Preferred Stock.  “Avatech Series F Preferred Stock” shall mean the Series F 10% Cumulative Convertible Preferred Stock, $0.01 par value per share, of Avatech.

Avatech Software Products.  “Avatech Software Products” means all software products licensed, distributed, sold or offered, including but not limited to as software as a service, by Avatech or any of its Subsidiaries as of, or within the two (2) years before, the date of this Agreement.

Avatech Subsidiary.  “Avatech Subsidiary” means a Subsidiary of Avatech.

Business Day.  “Business Day” shall mean any day other than a day on which banks in the Commonwealth of Massachusetts are authorized or obligated to be closed.

COBRA.  “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

Confidentiality Agreement.  “Confidentiality Agreement” shall mean the Confidentiality Agreement executed in 2008, between Merger Partner and Avatech.

Consent.  “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions.  “Contemplated Transactions” shall mean the Merger and the other transactions and actions contemplated by the Agreement.

Contract.  “Contract” shall, with respect to any Person, mean any written, oral or other agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable law.

DGCL.  “DGCL” shall mean the General Corporation Law of the State of Delaware.

Effect.  “Effect” has the meaning given such term in the definition of “Avatech Material Adverse Effect” above.

Encumbrance.  “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) other than (a) mechanic’s, materialmen’s and similar liens, (b) liens arising under worker’s compensation, unemployment insurance and similar legislation, and (c) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business.

Entity.  “Entity” shall mean any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environmental Law.  “Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

ERISA.  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act.  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

FMLA.  “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

Fully Diluted Basis.  “Fully Diluted Basis” shall mean, at any time, the sum of (x) the number of issued and outstanding shares of Avatech Common Stock (including Avatech Restricted Shares) at such time plus (y) the total number of shares of Avatech Common Stock issuable upon the exercise, exchange or conversion of all securities or obligations issued and outstanding at such time that are exercisable for, convertible into, or exchangeable for shares of Avatech Common Stock, including Avatech Stock Options and any other options, restricted stock units, Avatech stock-based awards, warrants or other rights to subscribe for or purchase Avatech Common Stock or to purchase other equity securities or obligations of Avatech that are, directly or indirectly, exercisable for, convertible into or exchangeable for Avatech Common Stock, in each case, whether or not then vested, exercisable, convertible or exchangeable.

Governmental Authorization.  “Governmental Authorization” shall mean any:  (a) permit, license, certificate, franchise, permission, variance, exceptions, orders, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body.  “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Taxing authority); or (d) self-regulatory organization.

HIPAA.  “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

Intellectual Property Rights. “Intellectual Property Rights” shall mean all United States, foreign and international (i) patents and patent applications, including provisional applications, statutory invention registrations, invention disclosures, (ii) inventions, whether or not patentable,  (iii) trademarks, service marks, trade dress, trade names, logos and other source identifies, whether or not registered, and all goodwill associated therewith, (iv) Internet domain name registrations, (v) rights of publicity and other rights to use the names and likeness of individuals, (vi) copyrights, rights in databases and related rights, and mask works, whether or not registered, (vii) trade secrets, confidential information and know-how, (viii) all registrations and applications for registration of the foregoing, (ix) all other intellectual property or proprietary rights.

Internal Revenue Service.  “Internal Revenue Service” shall mean the United States Internal Revenue Service.

Key Employee.  “Key Employee” shall mean an executive officer of Merger Partner or Avatech, as applicable, or any employee that reports directly to the board of directors or chief executive officer of Merger Partner or Avatech, as applicable.

Knowledge.  “Knowledge” means (a) in the case of a Person who is an individual, matters actually known to that individual, and (b) in the case of a Person that is an Entity, matters actually known to the directors and executive officers of such Entity and such Entity’s Subsidiaries, and with respect to (a) and (b), matters that any such Person, and with respect to Persons that are entities, the directors and executive officers of such entities, would reasonably be expected to know in the ordinary course of the performance of the individual’s duties and fulfillment of his or her responsibilities.

Legal Proceeding.  “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement.  “Legal Requirement” shall mean any federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, including, without limitation, the Foreign Corrupt Practices Act of 1977, the Trading with the Enemy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, any regulation, rule or order promulgated by the United States Department of the Treasury, including its Office of Foreign Assets Control.

LLC Merger.  “LLC Merger” shall mean the merger of Merger Partner with RWWI Merger Corporation pursuant to the Agreement and Plan of Merger dated as of the date hereof by and among Merger Partner, RWWI Merger Corporation and RWWI Holdings LLC, under which Merger Partner, as the surviving corporation, became a wholly-owned subsidiary of RWWI Holdings LLC, effective on the date hereof prior to the execution of this Agreement.

Merger Partner Common Stock.  “Merger Partner Common Stock” shall mean the Common Stock, $0.001 par value per share, of Merger Partner.

Merger Partner Contract.  “Merger Partner Contract” shall mean any material Contract:  (a) to which Merger Partner and/or any of Merger Partner Subsidiaries is a Party; (b) by which Merger Partner, any of Merger Partner Subsidiaries and/or any Merger Partner IP Rights, Merger Partner Licensed IP, and/or any other asset of Merger Partner and/or Merger Partner Subsidiaries is or may become bound or under which Merger Partner or any Merger Partner Subsidiaries has, or may become subject to, any obligation; or (c) under which Merger Partner or any of Merger Partner Subsidiaries has or may acquire any right or interest.

Merger Partner IP Rights.  “Merger Partner IP Rights” shall mean all Intellectual Property Rights in which Merger Partner and/or Merger Partner Subsidiaries have or purport to have a direct or indirect ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise).

Merger Partner IP Rights Agreement.  “Merger Partner IP Rights Agreement” shall mean any Contract governing, related or pertaining to any Merger Partner IP Rights and/or Merger Partner Licensed IP to which Merger Partner and/or any Merger Partner Subsidiary is a party.

Merger Partner Licensed IP.  “Merger Partner Licensed IP” means all Intellectual Property Rights licensed to Merger Partner and/or any Merger Partner Subsidiary (regardless whether licensed exclusively or nonexclusively), including but not limited to any licenses to use, distribute, resell, or access third party software or databases.

Merger Partner Material Adverse Effect.  “Merger Partner Material Adverse Effect” shall mean any Effect that, considered together with all other Effects that had occurred prior to the date of determination of the occurrence of the Merger Partner Material Adverse Effect, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition, capitalization, assets (including Intellectual Property Rights), operations or financial performance or prospects of Merger Partner and Merger Partner Subsidiaries, taken as a whole; or (b) the ability of Merger Partner to consummate the Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Merger Partner Material Adverse Effect: (i) any change in the business, financial condition, capitalization, assets, operations or financial performance or prospects of Merger Partner and Merger Partner Subsidiaries taken as a whole caused by, related to or resulting from, directly or indirectly, the Contemplated Transactions or the announcement thereof, (ii) any adverse change, effect or occurrence attributable to the United States economy as a whole or the industries in which Merger Partner competes, (iii) any act or threat of terrorism or war anywhere in the world, (iv) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof (provided, that in the case of the foregoing clauses (ii), (iii) and (iv), to the extent such changes or developments referred to therein have a materially disproportionate impact on Merger Sub and its Subsidiaries, taken as a whole, relative to other companies in the industries and in the geographic markets in which Avatech and its Subsidiaries operate) and (v) any Effect resulting from the announcement of the Merger.

Merger Partner Related Party.  “Merger Partner Related Party” shall mean (i) each of the Persons listed on Schedule 1 hereto; (ii) each individual who is, or who has at any time been, an officer or director of Merger Partner; (iii) each member of the immediate family of each of the individuals referred to in clause (i) and (ii) above; and (iv) any trust or other Entity (other than Merger Partner) in which any one of the Persons referred to in clauses (i), (ii) or (iii) above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.

Merger Partner Registered IP.  “Merger Partner Registered IP” shall mean all Merger Partner IP Rights that are registered, pending, filed or issued under the authority of, with or by any Governmental Body (or, with respect to domain names, a domain name registrar or agent), including all patents, registered copyrights, registered trademarks, domain name registrations, and all applications for any of the foregoing.

Merger Partner Software Products.  “Merger Partner Software Products” means all software products licensed, distributed, sold or offered, including but not limited to as software as a service, by Merger Partner and Merger Partner Subsidiaries as of, or within the two (2) years before, the date of this Agreement.

Merger Partner Stock Option Plan.  “Merger Partner Stock Option Plan” shall mean the RAND Worldwide, Inc. Amended and Restated 2007 Equity Incentive Plan.

Merger Partner Subsidiary.  “Merger Partner Subsidiary” means a Subsidiary of Merger Partner.

Ordinary Course of Business.  “Ordinary Course of Business” shall mean, in the case of each of Merger Partner, Avatech and each of their respective Subsidiaries, such reasonable and prudent actions taken in the ordinary course of its normal operations and consistent with its past practices.

Party.  “Party” or “Parties” shall mean Merger Partner, Merger Sub and Avatech.

Person.  “Person” shall mean any individual, Entity or Governmental Body.

Personal Information.  “Personal Information” shall mean any information related to an identified or identifiable natural person and does not meet the definition of de-identified as defined by the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) section 164.514 (b)(2).

Privacy Laws.  “Privacy Laws” shall mean any laws, statutes, rules, regulations, codes, orders, decrees, and rulings thereunder of any federal, state, regional, county, city, municipal or local government of the United States or any other country having applicable jurisdiction or any department, agency, bureau or other administrative or regulatory body obtaining authority from any of the foregoing that relate to privacy, data protection or data transfer issues, including all implementing laws and regulations and all applicable state privacy, security, data protection and destruction, and data breach notification laws and regulations.

Related Agreements.  “Related Agreements” shall mean the Stockholders Agreement, Registration Rights Agreement and any other documents or agreements executed in connection with this Agreement or the Contemplated Transactions.

Representatives.  “Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

Sarbanes-Oxley Act.  “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

SEC.  “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act.  “Securities Act” shall mean the Securities Act of 1933, as amended.

Subsidiary. An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

Tax.  “Tax” shall mean any federal, state, local, foreign or other taxes, levies, charges and fees or other similar assessments or liabilities in the nature of a tax, including, without limitation, any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, assessment, addition to tax or interest, whether disputed or not.

Tax Return.  “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment, schedule, exhibit or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

ADDITIONAL DEFINITIONS

Each of the following definitions is set forth in the section of the Agreement indicated below:

Definition	Section
Agreement	Preamble
Avatech	Preamble
Avatech Balance Sheet	3.11(a)
Avatech Constituent Documents	3.2
Avatech Disclosure Schedule	3
Avatech Financial Statements	3.4(b)
Avatech Foreign Plan	3.14(i)
Avatech License and Service Agreements	3.9(i)
Avatech Nominees	5.4(c)
Avatech Plan	3.14(q)
Avatech Returns	3.13(a)
Avatech SEC Documents	3.4(a)
Closing	1.3
Closing Date	1.3
Designator	Preamble
Disclosed	2
Dissident Stockholders	2.26
EDGAR	3.4(a)
Effective Time	1.3
Escrow Period	1.7
Escrowed Shares	1.5(a)(ii)
Escrowed Shares Certificate	1.7
GAAP	2.4(b)
Initial Merger Shares	1.5(a)(ii)
Merger	Recitals
Merger Partner	Recitals
Merger Partner Audited Balance Sheet	2.4(a)(i)
Merger Partner Balance Sheet	2.4(a)(ii)
Merger Partner Certificate of Incorporation	2.2
Merger Partner Constituent Documents	2.2
Merger Partner Disclosure Schedule	2
Merger Partner Financial Statements	2.4(a)
Merger Partner Foreign Plan	2.14(i)
Merger Partner License and Service Agreements	2.9(i)
Merger Partner Nominees	5.4(b)
Merger Partner Plan	2.14(q)
Merger Partner Returns	2.13(a)
Merger Partner Stock Certificate	1.6
Merger Partner Subsidiary Constituent Documents	2.2
Merger Shares	1.5(a)(ii)
Merger Sub	Preamble
Outstanding Preferred Shares	1.5(a)(ii)
Pension Plan	2.14(i)
Registration Rights Agreement	7.5(a)
Required Merger Partner Stockholder Vote	2.18
Schedule	2
State Acts	4.1(k)
Stockholders Agreement	5.4(b)
Stock Power	5.6(b)
Surviving Corporation	1.1